Filed Pursuant to Rule 424(b)(5) Registration No. 333-268064

PROSPECTUS SUPPLEMENT (To Prospectus dated November 8, 2022)

Quantum Computing Inc.

1,540,000 Shares of Common Stock

Pursuant to this prospectus supplement and the accompanying prospectus, Quantum Computing, Inc. is offering 1,540,000 shares of common stock (this “offering”). The purchase price of each share of common stock to the purchaser identified in each securities purchase agreement, dated December 10, 2024, by and between us and the purchasers listed on the signature pages thereto is $5.00 per share.

In a concurrent private placement, we are also selling to the investors 8,460,000 shares of common stock (the “Private Placement Shares”) at a price of $5.00 per share for gross proceeds of $42.3 million. The Private Placement Shares are not being registered under the Securities Act of 1933, as amended (the “Securities Act”) and are not being offered pursuant to this prospectus supplement and the accompanying prospectus and are being offered pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The concurrent private placement is expected to close concurrently with this offering and on substantially the same terms and conditions as this offering. See “Concurrent Private Placement of Shares” beginning on page S-13 of this prospectus supplement for additional information with respect to the concurrent private placement.

Our common stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “QUBT.” The closing price of our common stock on December 10, 2024 was $7.62 per share.

We have engaged Titan Partners Group LLC, a division of American Capital Partners, LLC, to act as our exclusive placement agent (the “Placement Agent”) in connection with this offering. The Placement Agent is not purchasing or selling any of the securities offered pursuant to this prospectus supplement and the accompanying prospectus and the Placement Agent is not required to arrange the purchase or sale of any specific number of securities or dollar amount and has agreed to use its reasonable best efforts to sell the securities offered by this prospectus supplement and the accompanying prospectus.

We have agreed to pay the Placement Agent certain cash fees set forth in the table below, which assumes that we sell all of the securities we are offering pursuant to this prospectus supplement and accompanying prospectus. Upon the closing of this offering, we have also agreed to issue warrants to the Placement Agent to purchase up to 500,000 shares of common stock (equal to five percent (5.0%) of the aggregate number of shares of common stock sold in this offering and in the concurrent private placement) (the “Placement Agent Warrants”). See “Plan of Distribution” beginning on page S-13 of this prospectus supplement for additional information with respect to the compensation we will pay the Placement Agent.

Investing in our securities involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Common Stock under the heading “Risk Factors” beginning on page S-7 of this prospectus supplement and the documents incorporated by reference herein.

	Per Share	Total
Offering Price	$5.00	$7,700,000
Placement Agent fees (1)	$0.35	$539,000
Proceeds, before expenses, to us	$4.65	$7,161,000

(1)	Consists of a cash fee of 7% of the aggregate gross proceeds in this offering. We have also agreed to reimburse the Placement Agent for certain expenses incurred in connection with this offering. We have also agreed to issue the Placement Agent Warrants to the Placement Agent. See “Plan of Distribution” beginning on page S-13 of this prospectus supplement for additional information with respect to the compensation we will pay the Placement Agent.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares offered hereby is expected to be made on or about December 12, 2024, subject to satisfaction of certain customary closing conditions.

Titan Partners Group

a division of American Capital Partners

The date of this prospectus supplement is December 10, 2024

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which provides more general information, some of which may not apply to this offering. Before investing in our securities, we urge you to carefully read this prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference herein and therein. This prospectus supplement may add to, update or change information contained in the accompanying prospectus or the documents incorporated by reference herein or therein. If information included in this prospectus supplement is inconsistent with the accompanying prospectus or the information incorporated by reference herein or therein, then this prospectus supplement will be deemed to modify or supersede the information in the accompanying prospectus and such documents incorporated by reference.

This prospectus supplement and the accompanying prospectus dated November 8, 2022 are part of a registration statement (Registration No. 333-268064) on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process under which we may from time to time offer and sell any combination of the securities described in that accompanying prospectus up to a total dollar amount of $100 million. This prospectus supplement relates to the offering of shares of our common stock by us.

This prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the placement agent has not, authorized any other person to provide you with different or additional information. We and the placement agent take no responsibility for, and can provide no assurance as to, the reliability of any other information that any other person may give you. We are not, and the placement agent is not, making an offer to sell or soliciting an offer to buy these securities under any circumstance in any jurisdiction where the offer or solicitation is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on our behalf is accurate only as of the date of the respective document in which the information appears, and that any information in documents that we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

References in this prospectus supplement to “Quantum Computing Inc.” “the Company,” “QCi,” “we,” “our,” and “us” refer to Quantum Computing Inc., a Delaware corporation, and its subsidiaries.

S-ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents that we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, contained in this prospectus supplement, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of current and anticipated products, are forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. The words “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “potential,” “predict,” “project,” “positioned,” “seek,” “should,” “target,” “will,” “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and management’s beliefs and assumptions, are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors.

Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. As a result, any or all of our forward-looking statements in this prospectus supplement may turn out to be inaccurate. We have included important factors in the cautionary statements included in this prospectus supplement and the documents that we incorporate by reference, particularly in the sections of this prospectus titled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Moreover, we operate in a highly competitive and rapidly changing environment in which new risks often emerge. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference in this prospectus supplement and have filed as exhibits to the registration statement of which this prospectus supplement is a part completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements contained in this prospectus supplement are made as of the date on the front cover of this prospectus supplement, and we do not assume any obligation to update any forward-looking statements except as required by applicable law and regulation.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read together with, the more detailed information and financial statements and related notes thereto appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before you decide to invest in our securities, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements and related notes included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Unless the context otherwise requires, “the Company,” “QCi,” “we,” “us,” “our” and similar terms refer to Quantum Computing Inc.

The Company

QCi is a development stage company. Our strategy is to create a range of accessible and affordable quantum machines and photonics chips for use by commercial and government markets. We have developed and continue to primarily develop quantum and photonics products for high-performance computing applications based on patented and proprietary technology. Our technology is central to our strategy because we believe that it enables us to leverage the advantages of size, weight, power and cost (over competing cryogenic products) to drive market adoption and volume of sales. Specifically, our products are designed to operate at room temperature and at very low power levels at an affordable cost.

The Company initially focused on providing software tools and applications for several commercially available quantum computers. However, following the June 2022 merger with QPhoton, Inc. (“QPhoton”) (and its associated intellectual property and engineering team (the “QPhoton Merger”), the Company now offers integrated high-performance quantum systems, ancillary products and services.

QCi’s core technology is Entropy Quantum Computing (“EQC”). EQC is a patent pending methodology that utilizes the environment to drive controlled energy loss in a photonic architecture. The Company believes that EQC’s small rack-mountable size and low-energy consumption provides a substantial competitive edge as compared to superconducting, cryogenic quantum systems offered by competitors that are also designed to solve optimization problems. In addition to our photonic computing platform, we have leveraged QCi’s core technology to demonstrate powerful quantum sensing use cases in LIDAR (Light Detection and Ranging), reservoir computing (a form of neural network that can be used in machine learning applications) and quantum cyber authentication (a method for highly secure communication within a network). Several of these important technologies are already in early stages of commercialization.

Our longer-term product development plan is to migrate product designs based on discrete components to a set of optical integrated circuits built on wafers using a crystalline material called lithium niobate (“Thin Film Lithium Niobate” or “TFLN”). The Company believes that TFLN is an excellent material for design and implementation of optical integrated circuits (“TFLN Chips”) suitable for our quantum computing and sensing products because it is crystal based and hence can have optical waveguides directly etched into the material. QCi possesses strong domain experience and intellectual property in TFLN design and chip fabrication and has completed initial production of several specialty devices such as electro-optical modulators (“EOM’s”). TFLN EOM’s have the advantages of large bandwidth, low power consumption, and small size. The Company has begun buildout of a state-of-the-art TFLN chip manufacturing facility (the “AZ Chips Facility”) in a leased space within Arizona State University’s Research Park in Tempe, Arizona. The Company’s understanding is that this could be the nation’s first dedicated optical integrated circuit manufacturing foundry using TFLN wafers to achieve quantum effects and superior optical interconnects for data centers. Our plan for the facility is to produce a range of custom lithium niobate chips for use in our own product lines as well as chips for sale in the commercial market. The Company has plans to support this initiative by applying for funding for distinct uses under both the Title 17 Clean Energy Financing Program managed by the US Department of Energy’s Loan Programs Office and also the Creating Helpful Incentives to Produce Semiconductors Act of 2022, which specifically includes $39 billion in manufacturing incentives and $13 billion to support new research and development.

We believe that the practical benefits to the customer of QCi’s core offerings are:

●	Powerful performance in speed and quality of solution for large complex optimization problems;

●	Plug and play compatibility with existing IT infrastructure;

●	Low power consumption – normal operation under 80 watts; and

●	Scalability with potential for migration to nanophotonic system-on-a-chip designs.

The Company has limited operations, has generated limited revenue based on sales of products and related services to date, and is expanding our sales and marketing efforts to support our current portfolio of commercially-available products and planned TFLN Chips.

Market Opportunity

Despite enormous growth in the capabilities of conventional computers and silicon microprocessors, some of the world’s most important computational problems are still considered impractical to solve in a reasonable period of time. Quantum computing represents a potential alternative approach to solving those problems because quantum computers apply the properties of quantum physics to operate in a fundamentally different way. Conventional computer chips use binary bits (ones and zeros) to represent information. Quantum computers utilize qubits (quantum bits), which leverage some of the properties of quantum physics, namely superposition and entanglement, to process computations that would be intractably difficult using conventional computers. Quantum machines are intrinsically able to search very large solution spaces using these quantum effects and are thereby able to perform optimization calculations in polynomial time vs. exponential time.

While quantum-based computers will not replace conventional computers in most applications, they are ideally suited to run optimization algorithms, as well as to calculate certain sensing, imaging, and cybersecurity problems that are beyond the reach of general silicon-based computing today. The Company believes that quantum solutions have the potential to bring order of magnitude advances in the fields of medicine, engineering, autonomous vehicles, and cybersecurity and that the demand for quantum computing in these market sectors will likely outpace and outperform the general-purpose computing market in the near- to mid-term and into the foreseeable future.

Our core technology offers practical, cost-effective solutions that materially advance the adoption of quantum machines across several market segments including:

1.	Quantum Computing;

2.	Quantum Intelligence (Artificial Intelligence and Machine Learning);

3.	Remote Sensing;

4.	Imaging; and

5.	Cybersecurity.

Economic Conditions, Challenges, and Risks

The markets for high-performance conventional and quantum computing and cloud-based services are dynamic and highly competitive. Our competitors are developing new computing devices, while also enhancing competing cloud-based services for businesses. Aggregate demand for our solutions, services, and devices is also correlated to global macroeconomic and geopolitical factors, which remain dynamic. We must continue to evolve and adapt over an extended time in pace with this changing environment.

The investments we are making in TFLN Chips and devices will continue to increase our operating costs and may decrease our operating margins. Components for our devices are primarily manufactured by third parties. Some of our products contain certain components for which there are very few qualified suppliers. Extended disruptions at these suppliers could impact our ability to manufacture devices on time to meet consumer demand.

Our success is highly dependent on our ability to attract and retain qualified employees. We hire a mix of university and industry talent. We compete for talented individuals by offering an exceptional working environment, an ability to work on new, ground-breaking quantum technology, the ability to grow one’s career across many different products and businesses, and competitive compensation and benefits.

Industry Overview

Quantum computing is a component of the large and global high-performance computing industry, which is comprised of hardware, software, and services for compute-intensive applications. The rapid adoption of technologies such as artificial intelligence, 3D imaging, artificial intelligence/large language models, and the Internet of Things (IoT), have served to exponentially increase the generation of data, driving up the demand for high-performance computing. Estimates of the size of this industry vary, but according to Grand View Research, the high-performance computing market was valued at $39.1 billion in 2019 and is expected to reach a value of $53.6 billion by 2027, see Grand View Research - High Performance Computing Market Size Worth $53.6 Billion By 2027, https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus supplement, and you should not consider information on this website to be part of this prospectus supplement).

The high-performance computing market is important for many industries, including, but not limited to, IT, aerospace, healthcare, automotive, and e-commerce. Examples of compute-intensive applications include optimization, data management, analytics, encryption, natural language processing and complex modeling. Quantum computing is expected to be useful for similar applications. According to a report from Allied Market Research, the global enterprise quantum computing market size was valued at $1.3 billion in 2020 and is projected to reach $18.3 billion by 2030, growing at a compound annual growth rate of 29.7% from 2021 to 2030, according to a published report on the enterprise quantum computing market at https://www.alliedmarketresearch.com/enterprise-quantum-computing-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus supplement, and you should not consider information on this website to be part of this prospectus supplement).

While the current quantum computing market comprises a fraction of the broader high-performance computing market, we anticipate that quantum computers will unlock new applications that are unlikely to be addressable by existing high-performance computers comprised of leveraging classical processing units.

Quantum computing is a nascent and rapidly developing technology that has shown promise in delivering potentially disruptive computing capabilities. We believe that quantum computing’s immense compute capabilities qualify it as a subset of high-performance computing. As quantum computing hardware continues to advance, we expect a corresponding growth in demand for software capable of leveraging the compute capabilities of quantum computing hardware. As an early participant in this rapidly growing ecosystem, we believe we are well-positioned to capture and drive a meaningful amount of this category growth. We believe that there is further potential upside from quantum computing and technology more broadly opening new markets not included in traditional high-performance computing market size estimates.

Competition

The quantum computing industry is highly competitive and rapidly evolving and will likely remain so for the foreseeable future. As this industry continues to grow and mature, we expect a continued influx of new competitors, products, hardware advances, and concepts to emerge that can dramatically transform the industry and our business. Due to the high price point of quantum computing hardware today, novel business models may emerge to adapt to customer preferences in the high-performance computing industry. Our ability to evolve and adapt rapidly over an extended period of time will be critical in remaining competitive. We perform a broad range of research and development efforts to identify and position for the changing demands of future customers and users, industry trends, and competitive forces.

According to research conducted by The Quantum Insider (https://thequantuminsider.com/data), there are over 700 companies and approximately 400 university academic groups working in various aspects of quantum technology, with approximately 400 of these having a pure play focus on quantum computing, according to The Landscape of the Quantum Start-up Ecosystem, October 18, 2022, https://epjquantumtechnology.springeropen.com/articles/10.1140/epjqt/s40507-022-00146-x (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus supplement, and you should not consider information on this website to be part of this prospectus supplement).

These entities range in size from diversified global companies with significant research and development resources such as IBM, Google, Intel, Microsoft, Quantinuum (formerly Honeywell) and Amazon to recent market entrants such as D-Wave Quantum, Rigetti Computing, IonQ, PsiQuantum, Xanadu and Infleqtion (formerly ColdQuanta), as well as smaller privately funded development stage companies whose narrower product focuses may allow them to be more effective in deploying resources towards a specific industry demand. In addition, we face competition from large research organizations funded by sovereign nations such as China, Russia, Canada, Australia, and the United Kingdom, as well as the European Union, and we believe that additional countries will invest in quantum computing in the future. We will continue to face competition from the existing high-performance computing industry using classical (non-quantum) computers.

We believe that competition in this market segment will intensify. Many of our competitors may have longer operating histories, significantly greater financial, technical, product development and marketing resources, and greater name recognition than we do. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services.

Intellectual Property

Our intellectual property consists of patents, trademarks, and trade secrets. Our trade secrets consist of product formulas, research and development, and unpatentable know-how, all of which we seek to protect, in part, by confidentiality agreements. To protect our intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions. Federal trademark law protects our registered trademarks. We also rely on the protection of laws regarding unregistered copyrights for certain content we create and trade secret laws to protect our proprietary technology. To further protect our intellectual property, we enter into confidentiality agreements with our executive officers, employees, consultants and directors.

Trademarks

The Company has three registered trademarks, “QPhoton,” “Qatalyst” and “QGraph.”

Patents

The Company has two registered United States patents.

Country	Serial No.	Filing Date	Patent No.	Issue Date	Title	Status	Anticipated Expiration Date
USA	17/560,816	12/23/2021	11,436,519	9/6/2022	Machine Learning Mapping for Quantum Processing Units	Granted	12/23/2041
USA	17/810,198	06/30/2022	12,008,436	6/11/2024	Machine Learning Mapping for Quantum Processing Units-Continuation	Granted	06/30/2042

Exclusive License Agreement

QCi has an exclusive license to seven patents issued to the Stevens Institute of Technology, pursuant to the license agreement dated December 17, 2020 by and among QPhoton and The Trustees of The Stevens Institute of Technology (the “Licensor”). QPhoton agreed to reimburse the Licensor for patent prosecution expenses in the amount of $125,041 and deliver to the Licensor an annual report and quarterly report pursuant to the terms of the license agreement. As consideration for the license and other rights granted under the license agreement, QPhoton agreed to pay the Licensor (i) $35,000 upon full execution of the license agreement, (ii) $28,000 each annual anniversary of the effective date of the license agreement, (iii) 9% of the membership units of QPhoton, and (iv) a royalty of 3.5% of the net sales price of each license product sold or licensed by QPhoton and any affiliate and sublicensee. On June 15, 2022, the Licensor agreed to assign the license agreement to QCi upon consummation of the QPhoton Merger.

Government Regulation and Acts

Encryption

The U.S. government has historically tightly regulated the export of cryptographic technologies under the Arms Export Control Act and the associated International Traffic in Arms regulations (ITAR) as a form of munition. The logic behind the export restrictions is that the ability to secure information has great value to the military and intelligence agencies, and the US Government does not want those technologies sold or distributed to foreign adversaries. These regulations were relaxed in 1996 by executive order, but restrictions are still in place under the Export Administration Act that limit the export of some advanced encryption methods and technologies. Export of commercial encryption products to certain designated countries and terrorist groups is restricted, as are exports of military quality encryption technologies. Restrictions on encryption technology are in place in many other countries but the extent of regulation varies widely from country to country. Domestically, encryption technology is largely unregulated but law enforcement, intelligence and investigative agencies work closely with encryption technology developers to enable the US government to access encrypted data under certain conditions. We believe that quantum encryption and decryption products can be marketed to U.S. government agencies but that export opportunities may be limited. The National Security Agency (NSA) released the “Commercial National Security Algorithm Suite 2.0” (CNSA 2.0) Cybersecurity Advisory (CSA) to notify National Security Systems (NSS) owners, operators and vendors of the future quantum-resistant (QR) algorithms requirements for NSS networks that contain or transfer classified information or are otherwise critical to military and intelligence activities.

Acts

In December 2018, the National Quantum Initiative Act (the “Quantum Act”) was signed into law. The purpose of the Quantum Act is to “ensure the continued leadership of the United States in quantum information science” and to develop a unified national strategy for researching quantum information science. The Quantum Act authorizes a National Quantum Coordination Office inside the White House’s Office of Science and Technology Policy to help coordinate research between agencies, serve as the federal point of contact and promote private commercialization of federal research breakthroughs over the next decade. In addition, President Trump announced the formation of a National Quantum Initiative consisting of key technology companies working in the field of quantum computing. The Company is a member of that Initiative and is also a member of the Quantum Economic Development Council.

The Quantum Act also authorized the creation of five National Quantum Information Science Research Centers within the Department of Energy and research and education centers in the National Science Foundation. The Quantum Act also anticipated the eventual creation of industry standards for QIS development, new research grant funding and increased collaboration with the private sector, to date those standards and industry funding opportunities have not materialized.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter.

Corporate Information

Our headquarter offices are located at 5 Marine View Plaza, Suite 214, Hoboken, NJ 07030, and our telephone number is (703) 436-2121. Our corporate website is www.quantumcomputinginc.com. Information appearing on our website is not part of this prospectus supplement.

Employees

As of December 31, 2023, the Company had 39 full time employees and nine part time contract staff, 34 of whom are focused on product development. The employees are not part of a collective bargaining agreement and labor relationships are good. The Company offers a health and welfare benefit plan to current full time employees that provides medical, dental, vision, life and disability benefits. The Company also offers a 401(k) retirement savings plan and participation in the stock option plan to all full-time employees. There are no unpaid liabilities under the Company’s benefit plans, and the Company has no obligation to pay for post-retirement health and medical costs of retired employees.

The Offering

Common stock offered by us	1,540,000 shares

Offering price	$5.00 per share

Common Stock outstanding immediately after offering	120,484,323 shares (128,944,323 inclusive of the Private Placement Shares) (1)

Use of proceeds:	We expect to receive net proceeds from this offering of approximately $7.0 million (approximately $46.2 million including the net proceeds of the concurrent private placement), after deducting the Placement Agent fees and estimated offering expenses payable by us. We currently intend to use the net proceeds from this offering and the concurrent private placement for general corporate and working capital purposes, and capital expenditures. See “Use of Proceeds.” on page S-10.

Risk factors:	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement, and page 14 of the accompanying prospectus and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq trading symbol:	“QUBT”

Placement Agent Warrants	We have agreed to issue warrants to the Placement Agent to purchase up to 500,000 shares of common stock (equal to five percent (5.0%) of the aggregate number of shares of common stock sold in this offering and the concurrent private placement). The Placement Agent Warrants will be exercisable at a price of $5.75 per share. The Placement Agent Warrants are exercisable at any time and from time to time, in whole or in part, during a period commencing one hundred eighty (180) days from the date of this prospectus supplement and expiring on the five-year anniversary of the date of this prospectus supplement.

Concurrent Private Placement	In a concurrent private placement, we are selling to the purchasers of shares of common stock in this offering, 8,460,000 shares of common stock (the “Private Placement Shares”) at a price of $5.00 per share for gross proceeds of $42.3 million. The Private Placement Shares are not being offered pursuant to this prospectus supplement and the accompanying prospectus are not being registered under the Securities Act at this time and are being offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder. See “Concurrent Private Placement of Shares” beginning on page S-13 of this prospectus supplement for additional information with respect to the concurrent private placement.

(1)	The number of shares of common stock shown above to be outstanding immediately following this offering is based on 118,944,323 shares of the Company’s common stock outstanding as of December 10, 2024, assumes no exercise of the Placement Agent Warrants and excludes:

●	12,949,449 shares of our common stock issuable upon the exercise of stock options outstanding as of December 10, 2024, at a weighted average exercise price of $2.34 per share;

●	2,998,833 shares of our common stock issuable upon exercise of warrants outstanding as of December 10, 2024, at a weighted average exercise price of $0.78 per share; and

●	19,084 shares of our common stock reserved for issuance pursuant to the conversion of preferred stock outstanding as of December 10, 2024.

We are a “smaller reporting company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements. See “Prospectus Supplement Summary—Implications of Being a Smaller Reporting Company.”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below. You should also consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 that is incorporated by reference in this prospectus supplement, along with any amendment or update thereto reflected in subsequent filings with the SEC, including in our future annual reports on Form 10-K and quarterly reports on Form 10-Q, and all other information contained or incorporated by reference in this prospectus supplement, as updated by our subsequent filings under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. If any of these risks actually occurs, our business, business prospects, financial condition or results of operations could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to this Offering and Ownership of our Securities

We have broad discretion in the use of the net proceeds from this offering and the concurrent private placement and our existing cash and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and the concurrent private placement, including for any of the purposes described in the section entitled “Use of Proceeds,” as well as our existing cash and cash equivalents, and you will be relying on the judgment of our management regarding such application. You will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering and the concurrent private placement, their ultimate use may vary substantially from their currently intended use. Our management might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. If we do not invest or apply the net proceeds from this offering and the concurrent private placement or our existing cash and cash equivalents in ways that enhance stockholder value, we may fail to achieve expected business and financial results, which could cause our stock price to decline. Pending their use, we may invest the net proceeds from this offering and the concurrent private placement in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders.

You will experience immediate and substantial dilution.

Because the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the price of $5.00 per share (applicable to both the offering and the concurrent private placement), if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $4.57 per share in the pro forma net tangible book value of the common stock you purchase, representing the difference between (i) our pro forma as adjusted net tangible book value per share as of September 30, 2024 after giving effect to this offering and the concurrent private placement and (ii) the $5.00 price per share. Any exercise of outstanding stock options, warrants or other equity awards, including the Placement Agent Warrants, will result in further dilution. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase our securities in this offering.

The trading price of our securities is likely to be volatile and could be subject to wide fluctuations in response to a variety of factors.

The trading price of our securities is likely to be volatile and could be subject to wide fluctuations in response to a variety of factors, which include:

●	whether we achieve our anticipated corporate objectives;

●	actual or anticipated fluctuations in our financial condition and operating results;

●	changes in financial or operational estimates or projections;

●	our execution of our sales and marketing, manufacturing and other aspects of our business plan;

●	results of operations that vary from those of our competitors and the expectations of securities analysts and investors;

●	our announcement of significant contracts, acquisitions or capital commitments;

●	announcements by our competitors of competing products or other initiatives;

●	significant claims or proceedings against us;

●	future sales of our common stock to meet our business requirements;

●	product liability claims;

●	additions or departures of key personnel; and

●	general economic or political conditions in the United States or elsewhere.

In addition, the stock market in general, and the stock of advanced technology companies like ours, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the issuer. These market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance.

We have issued a significant number of options and warrants and may continue to do so in the future. The vesting and, if applicable, exercise of these securities and the sale of the shares of common stock issuable thereunder may dilute your percentage ownership interest and may also result in downward pressure on the price of our common stock.

As of the date of this prospectus supplement, we have issued and outstanding options to purchase 12,949,449 shares of our common stock with a weighted average exercise price of $2.34 per share, and warrants to purchase 2,998,833 shares of our common stock with a weighted average exercise price of $0.78 per share. Further, we have 2,401,341 shares available for issuance under the Company’s 2022 Equity and Incentive Plan (the “Plan”). Because the market for our common stock is historically thinly traded, the sales and/or the perception that those sales may occur, could adversely affect the market price of our common stock. Furthermore, the mere existence of a significant number of shares of common stock issuable upon vesting and, if applicable, exercise of these securities may be perceived by the market as having a potential dilutive effect, which could lead to a decrease in the price of our common stock.

We will need to raise additional capital to meet our business requirements in the future, and such capital raising may be costly or difficult to obtain and can be expected to dilute current stockholders’ ownership interests.

We will need to raise additional capital in the future. Such additional capital may not be available on reasonable terms or at all. Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, restricted stock, stock options and warrants, which may adversely impact our financial condition.

Future sales or issuances of substantial amounts of our common stock could result in significant dilution.

Any future issuance of our equity or equity-backed securities, including, potentially, the issuance of securities in connection with a merger transaction, may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As stated above, we intend to conduct additional rounds of financing in the future and we may need to raise additional capital through public or private offerings of our common stock or other securities that are convertible into or exercisable for our common stock. We may also issue securities in connection with hiring or retaining employees and consultants (including stock options issued under an equity incentive plan), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of common stock or other securities may create downward pressure on the trading price of the common stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the common stock are then traded on Nasdaq or other then-applicable over-the-counter quotation system or exchange.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future and, as such, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. In addition, any future loan arrangements we enter into may contain, terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $7.0 million (approximately $46.2 million including the net proceeds of the concurrent private placement), after deducting the Placement Agent fees and estimated offering expenses payable by us and assuming no exercise of the Placement Agent Warrants. We will only receive additional proceeds from the exercise of the Placement Agent Warrants if they are exercised in exchange for cash at their exercise price of $5.75. We currently intend to use the net proceeds from this offering and the concurrent private placement for general corporate and working capital purposes, and capital expenditures. Our management team will have broad discretion in using the net proceeds to be received by us from this offering.

DILUTION

If you invest in our common stock, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share and the adjusted net tangible book value per share of our common stock after this offering. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding. Our net tangible book value as of September 30, 2024 was approximately $(1.0) million, or $(0.01) per share.

After giving effect to: (i) the issuance of 16,000,000 shares of the Company’s common stock pursuant to the securities purchase agreements dated November 14, 2024 (the “November 2024 SPAs”), (ii) the issuance of 7,074,621 shares of the Company’s common stock pursuant to the Company's At-The-Market facility, (iii) the redemption of 248,349 shares of the Company’s Series A preferred stock for $1,366 thousand, (iv) the issuance of 726,782 shares of the Company’s common stock upon conversion of 726,782 shares of Series A preferred stock, (v) the issuance to various employees, directors and officers of 727,200 shares of restricted stock and 580,000 options to purchase shares of the Company’s common stock pursuant to contractual agreements in accordance with the Plan, and (vi) the repayment in full on November 18, 2024 of the Company’s Secured Convertible Promissory Note with Streeterville Capital, LLC in conjunction with the November 2024 SPAs, our pro forma net tangible book value as of September 30, 2024 would have been approximately $44.9 million, or $0.38 per share.

After giving further effect to the sale of (i) 1,540,000 shares of the Company’s common stock in this offering at a price of $5.00 per share and (ii) 8,460,000 shares of the Company’s common stock in the concurrent private placement at a price of $5.00 per share and after deducting the Placement Agent fees and estimated offering expenses, our pro forma as adjusted net tangible book value as of September 30, 2024, would have been approximately $91.1 million, or $0.71 per share. This represents an immediate increase in pro forma net tangible book value of $0.33 per share to existing stockholders and an immediate dilution in pro forma as adjusted net tangible book value of $4.29 per share to new investors. The following table illustrates this calculation on a per share basis:

Offering price per share		$5.00
Net tangible book value per share as of September 30, 2024	$(0.01)
Increase in pro forma net tangible book value per share attributable to proforma adjustments	$0.39
Pro forma net tangible book value per share as of September 30, 2024	$0.38
Increase in pro forma net tangible book value per share attributable in this offering and concurrent private placement	$0.33
Pro forma as adjusted net tangible book value per share as of September 30, 2024, after giving effect to this offering and concurrent private placement		$0.71
Dilution in pro forma as adjusted net tangible book value per share to new investors in this offering and concurrent private placement		$4.29

The above discussion and table are based on shares of our common stock outstanding of 94,415,720 shares as of September 30, 2024, assume no exercise of the Placement Agent Warrants and exclude the above pro forma adjustments as well as:

●	12,369,449 shares of our common stock issuable upon the exercise of stock options outstanding as of September 30, 2024, at a weighted average exercise price of $2.41 per share;

●	2,198,833 shares of our common stock issuable upon exercise of warrants outstanding as of September 30, 2024, at a weighted average exercise price of $0.02 per share; and

●	1,042,972 shares of our common stock reserved for issuance pursuant to the conversion of preferred stock outstanding as of September 30, 2024.

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently intend to retain our future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

The holders of our Series A Preferred stock have entered into a redemption agreement, effective March 19, 2024, waiving their rights to receive dividends at the rate of ten percent (10%) per annum (the “Preferred Dividends”), subject to the Company’s continued monthly redemptions through September 2025 (the “Series A Waivers”). Absent the Series A Waivers, the Preferred Dividends shall accrue and be cumulative from and after the date of issuance of any share of Series A preferred stock on a monthly basis in arrears. The Preferred Dividends are payable only when, as, and if declared by the Company and the Company has no obligation to pay such Preferred Dividends. The Company shall have the option in its sole discretion to pay any dividends owning on the Series A preferred stock in the form of common stock, at a price per share of common stock equal to the average of the closing sale price of the common stock for the five (5) Trading Days preceding the applicable Dividend Payment Date (as defined in the Series A Designations). As of September 30, 2024, the Company has paid $1.9 million in Preferred Dividends to the holders of the Series A preferred stock since issuance of the Series A preferred stock in November 2021.

CONCURRENT PRIVATE PLACEMENT OF SHARES

In a concurrent private placement, we are issuing an aggregate of 8,460,000 unregistered shares of common stock. The unregistered shares of common stock are being offered pursuant to the exemptions provided in Section 4(a)(2) under the Securities Act of 1933, as amended, or the Securities Act, and Rule 506(b) promulgated thereunder, and they are not being offered pursuant to this prospectus supplement and the accompanying prospectus. The shares of common stock are priced at $5.00 per share for an aggregate purchase price of $42.3 million. The concurrent private placement is expected to close concurrently with this offering and on substantially the same terms and conditions as this offering.

Accordingly, the investors may sell the Private Placement Shares only pursuant to an effective registration statement under the Securities Act covering the resale of those shares, an exemption under Rule 144 under the Securities Act or another applicable exemption under the Securities Act.

All purchasers are required to be “accredited investors” as such term is defined in Rule 501(a) under the Securities Act.

As part of the concurrent private placement, we have agreed to register for resale the Private Placement Shares.

PLAN OF DISTRIBUTION

Titan Partners Group LLC, a division of American Capital Partners, LLC has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agency agreement, dated December 10, 2024, between us and the Placement Agent (the “Placement Agency Agreement”). The Placement Agent is not purchasing or selling any of the securities offered by this prospectus supplement, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we have entered into a securities purchase agreement directly with each investor in connection with this offering and we may not sell the entire amount of securities offered pursuant to this prospectus supplement.

We will deliver the securities being issued to each such investor upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus supplement. We expect to deliver the securities being offered pursuant to this prospectus supplement on or about December 12, 2024.

We have agreed to indemnify the Placement Agent against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share	Total
Offering Price	$5.00	$7,700,000
Placement Agent fees (1)	$0.35	$539,000
Proceeds, before expenses, to us	$4.65	$7,161,000

(1)	Consists of a cash fee of 7% of the aggregate gross proceeds in this offering.

We have also agreed to pay a cash fee to the Placement Agent of 7% of the aggregate gross proceeds in the concurrent private placement, or approximately $2.96 million.

We have also agreed to reimburse the Placement Agent at closing for legal and other expenses incurred by it in connection with this offering in an aggregate amount up to $100,000. We estimate the total expenses payable by us for this offering, excluding the placement agent fees and expenses, will be approximately $140,000.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Placement Agent Warrants

Upon the closing of this offering, we have agreed to issue warrants to the Placement Agent to purchase up to 500,000 shares of common stock (equal to five percent (5.0%) of the aggregate number of shares of common stock sold in this offering and the concurrent private placement). The Placement Agent Warrants will be exercisable at a price of $5.75 per share. The Placement Agent Warrants are exercisable at any time and from time to time, in whole or in part, during a period commencing one hundred eighty (180) days from the date of this prospectus supplement and expiring on the five-year anniversary of the date of this prospectus supplement. The Placement Agent Warrants and the shares of common stock underlying the Placement Agent Warrants have been deemed compensation by FINRA, and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1) of FINRA. Neither the Placement Agent nor its permitted assignees under such rule, may sell, transfer, assign, pledge, or hypothecate the Placement Agent Warrants or the securities underlying the Placement Agent Warrants, nor will the Placement Agent engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Placement Agent Warrants or the underlying shares for a period of 180 days from the date of commencement of sales in this offering.

Tail Financing

The Placement Agent shall be entitled to compensation with respect to any public or private offering or other financing or capital raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors whom the Placement Agent actually introduced us to between November 12, 2024 and February 10, 2025, if such Tail Financing is consummated at any time within the six (6) month period following the later of (i) the closing of this offering and (ii) the expiration or termination of the Placement Agency Agreement.

Lock-Up Agreements

We have agreed that, from the date hereof until sixty (60) days after the closing of this offering, neither we nor any of our subsidiaries shall, subject to certain exceptions, (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any common stock or common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto.

In addition, pursuant to certain “lock-up” agreements, our officers and directors have agreed for a period of sixty (60) days after the closing of offering, that, subject to certain exceptions, they shall offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the holder or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the holder), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any common stock or securities convertible, exchangeable or exercisable into, common stock beneficially owned, held or hereafter acquired by the holder or make any demand for or exercise any right or cause to be filed a registration, including any amendments thereto, with respect to the registration of any common stock or common stock equivalents or publicly disclose the intention to do any of the foregoing.

Listing

Our common stock is listed on Nasdaq under the trading symbol “QUBT”.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In addition, the Placement Agent is serving as our sole placement agent in connection with the concurrent private placement.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

The validity of the issuance of the common stock offered by this prospectus supplement will be passed upon for us by Lucosky Brookman LLP, Woodbridge, New Jersey. The Placement Agent is being represented in connection with this offering by McGuireWoods LLP, New York, New York.

EXPERTS

The consolidated financial statements of Quantum Computing Inc. and subsidiaries as of and for the years ended December 31, 2023 and 2022 have been incorporated by reference in the registration statement in reliance upon the report of BPM LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the offer and sale of our securities. This prospectus supplement and the accompanying prospectus, which constitute part of that registration statement, do not include all of the information contained in the registration statement and the accompanying exhibits. Whenever a reference is made in this prospectus supplement or in the accompanying prospectus to any of our contracts, agreements, or other documents, the reference may not be complete, and you should refer to the exhibits or to the reports or other documents incorporated by reference into this prospectus supplement or the accompanying prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and other reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC website referenced above also contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are “incorporating by reference” in this prospectus supplement and accompanying prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus supplement and the accompanying prospectus will automatically update and supersede information contained herein and therein, including information in previously filed documents or reports that have been incorporated by reference in this prospectus supplement or the accompanying prospectus, to the extent the new information differs from or is inconsistent with the old information. We are incorporating by reference the filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date hereof and prior to the termination of any offering (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

●	Our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on April 1, 2024, and as amended on September 11, 2024;

●	The description of our securities contained filed as Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including any amendments or reports filed for the purpose of updating such information;

●	Our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2024, June 30, 2024 and March 31, 2024, filed with the SEC on November 6, 2024, October 2, 2024 and October 2, 2024, respectively; and

●	Our Current Reports on Form 8-K filed with the SEC on January 31, 2024, March 25, 2024, March 27, 2024, April 25, 2024, May 8, 2024, May 17, 2024, June 27, 2024, August 1, 2024, August 12, 2024, August 22, 2024, September 25, 2024, November 15, 2024 and November 18, 2024.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus:

Quantum Computing Inc.

5 Marine View Plaza, Suite 214

Hoboken, NJ 07030

Telephone: (703) 436-2121

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus and any accompanying prospectus supplement.

PROSPECTUS

QUANTUM COMPUTING INC.

$100,000,000

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

UNITS

This prospectus will allow us to issue, from time to time at prices and on terms to be determined at or prior to the time of the offering, up to $100,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of or exchange for the debt securities; and common stock or preferred stock or debt securities upon the exercise of warrants.

This prospectus describes the general terms of these securities and the general manner in which these securities will be offered. We will provide you with the specific terms of any offering in one or more supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these securities will be offered and may also supplement, update or amend information contained in this document. You should read this prospectus and any prospectus supplement, as well as any documents incorporated by reference into this prospectus or any prospectus supplement, carefully before you invest.

Our securities may be sold directly by us to you, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus and in the applicable prospectus supplement. If any underwriters or agents are involved in the sale of our securities with respect to which this prospectus is being delivered, the names of such underwriters or agents and any applicable fees, commissions or discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is listed on the Nasdaq Capital Market, under the symbol “QUBT.” On October 27, 2022, the last reported sale price of our common stock on the Nasdaq Capital Market was $2.28 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described on page 14 of this prospectus under the caption “Risk Factors.” We may include specific risk factors in supplements to this prospectus under the caption “Risk Factors.” This prospectus may not be used to sell our securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 8, 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock, preferred stock, various series of debt securities or warrants to purchase common stock or preferred stock, either individually or in units, in one or more offerings, with a total value of up to $100,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. However, no prospectus supplement will offer a security that is not registered and described in this prospectus at the time of its effectiveness. This prospectus, together with the applicable prospectus supplements and the documents incorporated by reference into this prospectus, includes all material information relating to the offering of securities under this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated herein by reference and the additional information under the heading “Where You Can Find More Information” before making an investment decision.

You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated herein by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus may not be used to consummate sales of our securities, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

Unless the context otherwise requires, “our Company,” “the Company,” “the Registrant,” “we,” “us,” “our” and similar terms refer to Quantum Computing Inc.

MARKET, INDUSTRY, AND OTHER DATA

This prospectus contains statistical data, estimates, forecasts, and other information concerning our business, carbon footprint and greenhouse gas emissions, and our industry, including market position and the size and growth rates of the markets in which we participate, that are based on industry publications and reports. While we believe this information contained in this prospectus is reliable and is based on reasonable assumptions, this information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Among other items, certain of the market research included in this prospectus was published prior to the outbreak of COVID-19 and did not anticipate the pandemic or the impact it has had on our industry. We have utilized this pre-pandemic market research in the absence of updated sources. These and other factors could cause results to differ materially from those expressed in these publications and reports.

The sources of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:

●	We’re not prepared for the end of Moore’s Law, MIT Technology Review, February 2020; https:// www.technologyreview.com/2020/02/24/905789/.

●	High Performance Computing Market Size Worth $53.6 Billion By 2027, Grand View Research, https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market.

●	Enterprise Quantum Computing Market by Component, Deployment Mode, Technology, and Application, Industry Vertical: Glocal Opportunity Analysis and Industry Forecast, 2021-2030, Allied Market Research,
https://www.alliedmarketresearch.com/enterprise-quantum-computing-market.

●	The Landscape of the Quantum Start-up Ecosystem, October 18, 2022, https://epjquantumtechnology.springeropen.com/articles/10.1140/epjqt/s40507-022-00146-x.

●	Quantum Computing for Finance: Overview and Prospects, ScienceDirect, https://www.sciencedirect.com/science/article/pii/S2405428318300571

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents that we incorporate by reference and any free writing prospectuses that we may authorize for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may,” “will,” “intend,” “plan,” “believe,” “anticipate,” “expect,” “estimate,” “predict,” “potential,” “continue,” “likely,” or “opportunity,” the negative of these words or words of similar import. Similarly, statements that describe our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Discussions containing these forward-looking statements may be found, among other places, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the quarterly periods ended subsequent to our filing of such Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

These forward-looking statements are based largely on our expectations and projections about future events and future trends affecting our business, and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. The risks and uncertainties include, among others, those noted in the “Risk Factors” section of this prospectus and in any applicable prospectus supplement or free writing prospectus, and those included in the documents that we incorporate by reference herein and therein.

New risks and uncertainties emerge from time to time, and it is not possible for us to predict all of the risks and uncertainties that could have an impact on the forward-looking statements, including without limitation, risks and uncertainties relating to:

●	changes in the market acceptance of our products;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	our ability to retain and attract senior management and other key employees;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our patents, trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on our proprietary rights;

●	our ability to successfully commercialize our products on a large enough scale to generate profitable operations;

●	business interruptions resulting from geo-political actions, including war, and terrorism or disease outbreaks (such as the recent outbreak of COVID-19, or the novel coronavirus);

●	our ability to continue as a going concern;

●	our need to raise additional funds in the future;

●	our ability to successfully implement our business plan;

●	intellectual property claims brought by third parties; and

●	the impact of any industry regulation.

In addition, past financial and/or operating performance is not necessarily a reliable indicator of future performance, and you should not use our historical performance to anticipate results or future period trends. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the filing of this prospectus or any applicable prospectus supplement or free writing prospectus, or documents incorporated by reference herein and therein, that include forward-looking statements.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. To fully understand this offering and its consequences to you, you should read this entire prospectus carefully, including the information referred to under the heading “Risk Factors” in this prospectus beginning on page 14, together with the risk factors listed in our most recent annual report on Form 10-K, the financial statements and other information incorporated by reference in this prospectus when making an investment decision. This is only a summary and may not contain all the information that is important to you. You should carefully read this prospectus, including the information incorporated by reference therein, and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Business Overview

Quantum Computing Inc. (“QCI” or the “Company”) is a full-stack quantum solutions company. Our mission is to be the democratizing force that brings quantum solutions to business, academia, and government clients. Our solutions enable subject matter experts (SMEs) and end users to get answers to critical business problems today, using the computing solutions that best deliver those results.

Since our formation in 2018, the Company has focused on providing software tools and applications for several commercially available quantum computers and we remain committed to that goal. However, following the June 2022 acquisition of QPhoton, Inc. (“QPhoton”) and its associated IP and engineering team, the Company is now able to provide full-stack quantum information services.

The core of our quantum information services today is our Entropy Quantum Computing (EQC) technology. We have built room-temperature, photonic quantum information processing systems underpinned by a series of patented and patent pending technologies. We believe this will enable us to develop and produce multiple generations of quantum information processors with increasing computational power, capacity, and speed. Such systems are expected to deliver compelling performance advantages over classical computational machines and will eventually be able to solve complex problems more effectively and efficiently in terms of scalability, power consumption, and cost compared with current high-performance computing technology. This technology, supported by professional services through our “Quantum Solutions” offering, helps our clients benefit from the technology today.

In addition, our leading-edge photonic technology and engineering teams will enable QCI to develop quantum LIDAR and sensing systems, imaging systems, quantum-secured network solutions, and photonic quantum chips. These important technologies are already under development today.

Our short-term core business model will be based on generating revenue from selling access to our advanced quantum data processing systems via the cloud, with the long-term model focused on selling desktop or rack-sized quantum devices and systems to commercial and individual users. We currently offer access to our quantum computing machines via our own in-house cloud service and plan to eventually offer access through other commercial service providers.

In the near term, we plan to generate revenue from our “Quantum Solutions” team, collaborating directly with customers to take them from problem formulation to solution. This end-to-end support empowers a spectrum of clientele, from users with little to no experience in quantum processing to advanced users capable of independent problem formulation and execution through the service.

The Company already produces its own lithium niobate nanophotonic circuits and has plans to scale production to meet projected demand. The Company has announced plans to construct and operate a new state-of-the-art quantum nanophotonics technology manufacturing and research center, which we believe could be the world’s first dedicated quantum-photonic chip manufacturer. The plan for the facility is to produce a range of lithium niobate nanophotonic circuits for internal use in our own product lines and for general sale in the market. This initiative is expected to benefit from the US CHIPS and Science Act of 2022 (the “CHIPS Act”), which allocates $52 billion for the revitalization and onshoring of semiconductor manufacturing in the U.S. The CHIPS Act funding includes $39 billion in manufacturing incentives and $13 billion to support new research and development.

QCI is focused on providing integrated quantum information acquisition, transmission, and processing solutions, including both the user interface software and the quantum hardware. With our proprietary full-stack technologies that are designed using our solution-oriented system architectures, we believe we will have a competitive advantage in the market. With an integrated engineering team working across multiple quantum technology domains, we believe we are uniquely positioned to leverage our expertise in software, hardware, and nanophotonic circuits to develop quantum services and products, from quantum chip design and manufacturing through cloud delivery and eventually sales of hardware systems. We believe this full-stack development approach offers both the fastest and lowest risk path to building commercially valuable quantum machines.

Our Strategy

QCI’s strategy has evolved to become a full stack quantum solutions company. When QCI was formed quantum computing was a fundamentally new paradigm compared with conventional computing, requiring a new and highly technical set of skills to create the hardware and software to drive quantum results. The pool of people with those skills today is limited and in high demand. In addition, the predominant quantum software development approach, using one or more toolkits (“SDK’s”) to create a quantum computing program is slow and costly, and therefore poorly suited for non-quantum experts attempting to solve real world problems. Moreover, many types of quantum computing hardware require delicate and expensive cryogenic isolation systems just to maintain stability, which makes it difficult for users to interact with quantum computing systems. While quantum computing is generally still used for research and science experiments, the user community is demanding greater capabilities from quantum systems, leading to frustration and comparisons to the similar market characteristics faced by artificial intelligence in its early days – high expectations but low performance results.

QCI’s acquisition of QPhoton, combined with QCI’s significant IP work that culminated in the development of the Company’s Qatalyst software, enables the Company to currently offer room temperature quantum computation systems through cloud services now, as well as affordable, turn-key products in the future. This combination of quantum hardware and software will address the steep learning curve and highly particular skillsets generally associated with quantum information processing, which have historically represented significant barriers to adoption for companies and government entities looking to leverage novel quantum computing capabilities to solve problems.

Market Opportunity

For the past 45 years or so, silicon-based processor manufacturers have been able to double their processing power every 18 to 24 months, a phenomenon known in the computer industry as “Moore’s Law.” Recently, the computer processor industry has found it increasingly difficult to offer faster, more powerful processors due to fundamental physical effects limiting further size reduction of transistors, according to We’re not prepared for the end of Moore’s Law, MIT Technology Review, February 2020; https:// www.technologyreview.com/2020/02/24/905789/ (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). Despite this progress in transistors and computing power, many of the world’s most important computational problems are still considered impractical to solve with classical computers of today and the foreseeable future.

With this in mind, quantum computing represents a potential alternative approach to the hard limits now being approached by conventional computers that utilize silicon-based processors. This is because quantum computers apply the properties of quantum physics to operate in a fundamentally different way. Classical computer chips use binary bits (ones and zeros) to represent information. Quantum computers utilize qubits, which leverage some of the properties of quantum physics to potentially process computations that would otherwise be intractably difficult using classical computers.

Research suggests that quantum computers may be ideally suited to run optimization algorithms, where further advancements in approaches and quantum computing hardware could result in computational benefit over currently used conventional systems. See Quantum Computing for Finance: Overview and Prospects, https://www.sciencedirect.com/science/article/pii/S2405428318300571 (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). The ability to solve challenging computational problems in a reasonable period of time is of particular interest in compute-heavy fields that include, but are not limited to: big data, artificial intelligence, healthcare, and cybersecurity. We believe these are natural markets for quantum computing, due to the immense compute power required to process large data sets, which have experienced rapid growth in size and complexity in recent years.

Products and Products in Development

Qatalyst

QCI’s evolution into full-stack quantum computing company was enabled by the prior creation of its Qatalyst software. The Qatalyst development platform is QCI’s answer to the broader industry’s current approach to quantum software development, which relies on highly trained scientists working with SDK’s at the circuit level, which is analogous to programming in assembly language. Unlike SDK’s, which require deep level quantum expertise to create quantum workflows, Qatalyst is not a tool kit, but a complete platform. Qatalyst enables developers to create and execute quantum-ready applications on conventional computers, while also being ready to run on multiple quantum computers. Qatalyst performs the complex problem transformations necessary to be executed on a variety of quantum processor platforms today. Users can call upon the same Qatalyst APIs (Application Programming Interfaces) on conventional computers to achieve optimization performance advantages using our cloud-based solution. Qatalyst dramatically reduces the required time, and the associated costs, for obtaining results from both conventional and quantum computers. It accelerates performance and results on classic and quantum computers, with no additional quantum programming or quantum computing expertise required. Qatalyst manages the workflow, optimizations, and results, without any further intervention by the user. Qatalyst provides a unique advantage to reduce applications development risks and costs by eliminating the need for scarce high-end quantum programmers. Building a quantum program with an SDK is time consuming and the resulting program must be updated constantly as QPUs evolve and change, resulting in significant development costs. Qatalyst automatically optimizes the same problem submitted by a subject matter expert (“SME”) for multiple quantum and classical processors. With Qatalyst, users only have to learn to use six API calls, which can be learned in a day by most programmers. Instead of spending months or years developing new applications and workflows requiring complex and extremely low-level coding with SDKs, users, workflows or applications can immediately submit a problem to Qatalyst within a day, using the same familiar constructs they use right now, via the Qatalyst API. Users have utilized Qatalyst’s simple API and familiar constructs to solve their first complex problem within a week, as compared to the 6-12 months associated with quantum software toolkits.

Qatalyst is integrated with the Amazon Web Services (AWS) cloud-based Braket service (“AWS Braket”), which offers access to multiple Quantum Processing Units (“QPUs”) including Rigetti and IonQ. Qatalyst also integrates directly with IBM’s QPUs and with QCI’s own EQC and RQC systems. By using Qatalyst, users can run their applications on any or all of the available QPUs by merely selecting which QPU they prefer to run on based on the desired performance results of the application.

In addition, Qatalyst contains QCI’s proprietary QGraph and QAmplify tools. QGraph is a powerful transformation engine that enables SMEs to submit and analyze graph models as part of their complex optimizations. QGraph accepts familiar graph models and functions including Clique Cover, Community Detection and Partitioning. QAmplify is a patented software technology that expands the processing power of any current quantum computer by as much as twenty times. QAmplify is capable of supercharging any quantum computer to solve real-world realistic business problems, and is designed to work on gate model quantum computers as well as quantum annealers.

Entropy Quantum Computer

The core of QCI’s hardware offering is the Entropy Quantum Computer (EQC). The EQC leverages the principle of open quantum systems. The EQC differs substantially from today’s Noisy Intermediate Scale Quantum (NISQ) computers offered by most of our competitors. Quantum systems are naturally “open”, meaning, they inevitably interact with their surrounding environment. However, as a result of these interactions, the wavefunctions describing those systems collapse, which is the point where quantum information is lost and the NISQ system “decoheres” which causes significant processing challenges for NISQ architectures.

The EQC works by coupling photonic states to their surrounding environment (the Entropy), including quantum fluctuations of the electromagnetic vacuum. This approach runs completely counter to those being developed with other atom / ion-based NISQ systems.

The quantum vacuum fluctuations are ubiquitous and can be used to capture every possible outcome in a very large system with many configurations, simultaneously, making the approach ideal for fast and accurate computations in optimization problems.

Today’s NISQ computers are designed to produce closed quantum systems in pristine quantum states that are isolated from the environment, but there is a significant engineering cost to protect quantum information from the environment to eliminate noise. This is why NISQ quantum computers usually require cryogenic cooling, pure vacuum, vibration isolation and electromagnetic shielding. Those requirements introduce high cost, complex maintenance, and ongoing stability issues.

Our EQC machines are not subject to those environmental isolation requirements and can function effectively in normal device settings (desktop or rack sizes, room temperature, battery-powered, turn-key, etc.). In addition to the Company’s announcement of Dirac 1, our first commercially-available EQC, QCI plans to release a series of additional EQC products starting in 2023. This family of products will include next generations of EQC that further expand the scale and capabilities of the EQC to broader, larger, and more complex optimization problems. Developing this family of products will involve improving the size and capacity of the EQC machines by continuing to innovate in the number, quality and operational fidelity of the qubits. This will include developing technology that operates using quantum digits (“qudits”) instead of quantum bits (“qubits”). A qudit-based computer may prove better at tackling complex problems than qubit based computers, and may allow more computational power with fewer components.

EQC Subscription Service

The combination of the Entropy Quantum Computer and Qatalyst has enabled QCI to launch its cloud-based quantum computing solutions on a subscription basis. Subscriptions are offered on an annual, quarterly, and proof of concept (short term) basis with discounts provided for multiyear commitments. Subscription prices are based on the expected usage from each customer. A dedicated system subscription (currently offered as the “Dirac Dedicated Subscription”), is also available that provides unlimited usage within the SLA included in our agreement. QCI anticipates that our subscription service will be competitive with the quantum computing subscription services offered by our competitors, such as IBM, IonQ and Quantinuum. However, we believe our subscription service will offer significant computational advantage that will differentiate it from our competitors.

The Dirac Dedicated Subscription will provide a customer with exclusive use of a Dirac EQC system from our datacenter without ever having to wait for other users to complete their work nor having to worry about the time it will take to solve their problem.

QCI is also offering potential clients the opportunity to run problems on our EQC on an hourly-rate basis to demonstrate our computational value prior to entering into a longer subscription. Our Dirac Introductory Rate, which can be used for proof of concept evaluation, is an example of when this rate may apply.

Some companies utilize a per transaction-based model. Quantum computers typically use “shots” (a shot is a single processing submission or ‘run’) to measure usage on their machines and per shot models typically cost a small fraction of a cent. Most quantum problems require hundreds of thousands of shots. While the cost per shot is very low, the cost to solve a problem can quickly rise to hundreds or thousands of dollars. AWS is one of the larger “per shot” providers utilizing their AWS Braket services for companies including IonQ, Rigetti, Oxford Quantum Circuits, and QuEra.

Usage of the Dirac EQC is done using a problem solution model, which is different from most other quantum computers. Rather than measure the number of shots made by our system; we solve the problem by finding the lowest ground state energy and measure the completion of the solution in the number of seconds or minutes it takes to complete solving the problem. While subscription sales will be the primary strategy moving forward – we have not ruled out providing a per usage based model by partnering with ‘per shot” providers such as AWS Braket and Strangeworks.

Initially the EQC subscription services will all be hosted at the Company’s data center in Hoboken, New Jersey. As usage grows, we may utilize other data centers including Amazon Web Services (AWS) for datacenter services. Many large computing and datacenter companies like, Google and Microsoft also sell access to third party Quantum Computers over their networks on a commission basis. While we are focused on selling subscriptions on Dirac in our own datacenter, there may be a time where we also provide subscriptions through Google, Microsoft, and Amazon through their Marketplaces.

In addition to shared subscription services and dedicated subscription services, we intend in the future to provide to customers an on-premise implementation of the Dirac EQC as customer demand grows and our service organization matures. There are multiple markets which will require this type of delivery including: the United States Government, United States Military and European Financial Organizations, where European laws require customer data to be always be in the control of the financial institutions. There are only a few on premise implementations of quantum computers today and they require commitments of tens of millions of dollars. While pricing has not been determined for the Dirac on-premise implementation, we expect it will be very competitive with the few on-premise quantum implementations available today from other firms.

As a full stack quantum solutions provider, while selling subscriptions in some manner to Dirac EQCs will be the cornerstone of our business model, providing professional services or quantum solutions support will likely be needed in many cases, especially in the beginning of a customers’ quantum journey. We partner today with large management consulting companies as a way to scale our business and we expect that consulting partners will continue to grow in numbers and as a percentage of our customers. In addition, we plan to always provide a Quantum Solutions offering for customers that prefer to work directly with a full stack provider and customers who are using cutting edge technologies that may not have become supported yet by our consulting partners.

As we evolve the LiDAR and sensing systems, imaging systems, and quantum-secured networking technologies into products, the models described above will be reused to evaluate the best pricing and routes to market for each new product. Some will likely use the existing direct sale model that we are using for Dirac, some may use an OEM model for inclusion in other companies’ products, and others may be sold through 1 or 2 tier distribution. Each product will be evaluated for the best route to market to maximize the shareholder value based upon their individual product attributes.

Reservoir Quantum Computer (RQC)

Reservoir computing is a framework for computation derived from recurrent neural network theory, which maps input signals into higher dimensional computational spaces through the dynamics of a fixed, highly non-linear and complex system called a reservoir. The input signal is fed into the reservoir, which is treated as a “black box”. A simple readout mechanism is trained to read the state of the reservoir and convert it to the desired output. There are several key benefits to this framework. The first key benefit of this framework is that training is performed only at the readout stage, as the reservoir dynamics are fixed. This makes the data training process very fast, since there is no recursive back projection of trained data through the reservoir. The second is that the computational power of naturally available systems, both classical and quantum mechanical, can be conveniently utilized to reduce the effective computational cost. The third is to significantly reduce the total power consumption, by off-loading complex and costly kernel functions to optics domains to achieve speed-of-light processing with extreme parallelism, ultralow power, and nearly no heat deposition. We plan to release a hybrid photonic-electronic machine for reservoir computing in late 2022, which will be made available through the Qatalyst platform.

Quantum Photonic Applications

The acquisition of QPhoton has broadened the Company’s technology portfolio and enables us to develop a group of closely related products, such as the EQC and RQC, based on our common core photonic technology. Products in development include:

Quantum Optical Chips

Optical chips will ultimately provide the greatest scalability and performance advantages for quantum information processing, sensing and imaging. The Company is actively working on the specification and design for a dedicated quantum optical chip fabrication facility to develop and produce Lithium Niobate optical chips (“Quantum Chips”) for quantum information processing and other single photon detection and sensing applications. The Company believes there is an opportunity to benefit from the recently authorized CHIPS Act and will take steps to establish a U.S.-based chip facility in 2023. The Company is evaluating multiple options for a facility site, as well as potential federal, state and regional funding incentives to help finance the project and advance quantum technology innovation, but has not made a final decision. Construction of such a fabrication facility for the Quantum Chips may take several years and there is no assurance that the Company will be able to raise the necessary funding.

Quantum Imaging

One of the most exciting opportunities in development involves leveraging the ability to count single photons and filter their associated wave functions precisely to obtain optical imaging through otherwise opaque and dense materials. At a minimum, quantum imaging will be a powerful supplement to modern reconstructed computerized tomography (CT) imaging applications, where tissue damage from high energy radiation can and needs to be avoided. Optical chips will ultimately provide the greatest scalability and performance advantages for quantum information processing, sensing and imaging. When all of the critical optical components can be “embedded” on a fully integrated chip, the efficiency and fidelity of the photonic quantum technologies will be fully realized. A prototype has been built and is currently undergoing testing by the Company.

Cybersecurity – Quantum Networks and Quantum Authentication

The Cybersecurity field has been aware for some time of the potential threats and benefits of quantum computing resulting from the expectation that quantum computers will eventually have the capability to can “break” any of the currently utilized non-quantum-based encryption methods. However, effective cybersecurity goes well beyond encryption for protection. Effective cybersecurity requires a holistic approach to protecting the enterprise. The Company believes that our quantum computing capabilities may have applications in encryption. However, initially we are applying our quantum technologies to create secure transport layers (quantum networks) and endpoints (quantum authentication) which will contribute greatly to the cybersecurity domain, beyond encryption. QCI has several patents in the area of quantum-based technologies for protection of data at rest and in quantum private communication. QCI plans to begin commercial development of quantum networking products in 2023 and partnerships are actively being explored.

Quantum Remote Sensing – QLiDAR

Our Quantum LiDAR (“QLiDAR”) can see through dense fog and provide image fidelity at great distances and through difficult environments such as snow, ice, and water. Once again, by leveraging the power of quantum mechanics and single photon detection, LiDAR systems can be greatly enhanced in their ability to measure at improved resolution and distances as well as extend these photonic signals to applications in vibrometry for material stress analysis, particle size analysis, and potential remote sensing from aircraft, drones and even satellites.

Industry Overview

We operate in the large and global high-performance computing industry, which is comprised of hardware, software, and services for compute intensive applications. The rapid adoption of technologies such as artificial intelligence, 3D imaging, and the Internet of Things (IoT), have served to exponentially increase the generation of data, driving up the demand for high-performance computing. Estimates of the size of this industry vary, but according to Grand View Research, the High-Performance computing market was valued at $39.1 billion in 2019 and is expected to reach a value of $53.6 billion by 2027, see Grand View Research - High Performance Computing Market Size Worth $53.6 Billion By 2027, https://www.grandviewresearch.com/press-release/global-high-performance-computing-hpc-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). The high performance computing market is important for many industries, including, but not limited to: IT, aerospace, healthcare, automotive, and e-commerce. Examples of compute intensive applications include optimization, data management, analytics, and complex modeling. Quantum computing is expected to be relevant for similar verticals and applications. According to a report from Allied Market Research, the global enterprise quantum computing market size was valued at $1.3 billion in 2020, and is projected to reach $18.3 billion by 2030, growing at a CAGR of 29.7% from 2021 to 2030, according to a report of enterprise quantum computing market at https://www.alliedmarketresearch.com/enterprise-quantum-computing-market (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). While the current quantum computing market comprises a fraction of the broader High-Performance computing market, it is expected that quantum computers will unlock new applications that are unlikely to be addressable by existing High-Performance computers comprised of leveraging classical processing units.

Quantum computing is a nascent and rapidly developing technology ecosystem that has shown promise in delivering potentially disruptive computing capabilities. We believe quantum computing’s immense compute capabilities qualify it as a subset of High-Performance Computing. As quantum computing hardware continues to advance, we expect a corresponding growth in demand for software capable of leveraging the compute capabilities of quantum computing hardware. We are developing quantum computing systems as well as hardware agnostic software capable of delivering high-performance computing capabilities to various industries while mitigating dependency risks that may emerge from a dominant quantum computing hardware vendor. As an early participant in this rapidly growing ecosystem, we believe we are well-positioned to capture and drive a meaningful amount of this category growth. We believe there is further potential upside from quantum computing and technology more broadly opening up new markets not captured in traditional high-performance computing market size estimates.

Competition

The quantum computing industry is highly competitive and rapidly evolving, and will likely remain so for the foreseeable future. As this industry continues to grow and mature, we expect a continued influx of new competitors, products, hardware advances, and new concepts to emerge that can dramatically transform the industry and our business. Due to the high price point of quantum computing hardware today, novel business models may emerge to adapt to consumer preferences in the high-performance computing industry. Our ability to evolve and adapt rapidly over an extended period of time will be critical in remaining competitive. We perform a broad range of research and development efforts to identify and position for the changing demands of future customers and users, industry trends, and competitive forces.

According to research conducted by The Quantum Insider (https://thequantuminsider.com/data), there are over 700 companies working in various aspects of quantum technology, with approximately 400 of these having a pure play focus on quantum computing, according to The Landscape of the Quantum Start-up Ecosystem, October 18, 2022, https://epjquantumtechnology.springeropen.com/articles/10.1140/epjqt/s40507-022-00146-x (Information contained on, or that can be accessed through, this website is not incorporated by reference in this prospectus, and you should not consider information on this website to be part of this prospectus). In addition, The Quantum Insider has identified approximately 400 quantum academic groups across many universities. These entities range in size from diversified global companies with significant research and development resources such as IBM, Google, Intel, Microsoft, Honeywell and Amazon to recent market entrants such as Rigetti Computing, IonQ, PsiQuantum, Xanadu and ColdQuanta, as well as smaller privately funded development stage companies whose narrower product focuses may let them be more effective in deploying resources towards a specific industry demand. In addition, we face competition from large research organizations funded by sovereign nations such as China, Russia, Canada, Australia the United Kingdom, and the European Union, and we believe additional countries are, or will invest in quantum computing, in the future. We will continue to face competition from the existing high performance computing industry using classical (non-quantum) computers.

We believe competition in this market segment will intensify. Many of our competitors may have longer operating histories, significantly greater financial, technical, product development and marketing resources, and greater name recognition. Our competitors could use these resources to market or develop products or services that are more effective or less costly than any or all of our products or services.

Intellectual Property

Our intellectual property consists of patents, trademarks, and trade secrets. Our trade secrets consist of product formulas, research and development, and unpatentable know-how, all of which we seek to protect, in part, by confidentiality agreements. To protect our intellectual property, we rely on a combination of laws and regulations, as well as contractual restrictions. Federal trademark law protects our registered trademarks. We also rely on the protection of laws regarding unregistered copyrights for certain content we create and trade secret laws to protect our proprietary technology. To further protect our intellectual property, we enter into confidentiality agreements with our executive officers and directors.

Exclusive License Agreement

QPhoton, LLC has an exclusive license to seven patents issued to the Stevens Institute of Technology, pursuant to the license agreement by and among the Company and The Trustees of The Stevens Institute of Technology (the “Licensor”), dated December 17, 2020. QPhoton, LLC agreed to reimburse the Licensor for patent prosecution expenses in the amount of $125,041 and deliver to the Licensor an annual report and quarterly report pursuant to the terms of the license agreement. As consideration for the license and other rights granted under the license agreement, QPhoton, LLC agreed to pay the Licensor (i) $35,000 upon full execution of the license agreement, (ii) $28,000 each annual anniversary of the effective date of the license agreement, (iii) 9% of the membership units of QPhoton, LLC, and (iv) a royalty of 3.5% of the net sales price of each license product sold or license by QPhoton, LLC and any affiliate and sublicensee.

Government Regulation and Incentives

Financial Algorithms

US firms and FINRA members that use financial algorithms to conduct high frequency trading are subject to SEC and FINRA regulations that govern their trading activities under long standing rules governing supervision and control practices to reduce the likelihood of market disruptions and ensure effective communication between the firm’s compliance staff and its trading strategy personnel. Additional regulation on financial algorithms has been proposed by the Commodity Futures Trading Commission (“CFTC”) aimed at limiting the potential for financial algorithms and high frequency trading to disrupt markets. The proposed regulations would require firms using such algorithms to implement pre-trade risk controls, limit self-trading and make the source code of the software programs available to the government upon request. To the Company’s knowledge, these regulations, especially the mandatory source code disclosure provisions, have been vigorously opposed by the industry and have not yet been implemented.

Encryption

The U.S. government has historically tightly regulated the export of cryptographic technologies under the Arms Export Control Act and the associated International Traffic in Arms regulations (ITAR) as a form of munition. The logic behind the export restrictions is that the ability to secure information has great value to the military and intelligence agencies, and the US Government does not want those technologies sold or distributed to foreign adversaries. These regulations were relaxed in 1996 by executive order, but restrictions are still in place under the Export Administration Act that limit the export of some advanced encryption methods and technologies. Export of commercial encryption products to certain designated countries and terrorist groups is restricted, as are exports of military quality encryption technologies. Restrictions on encryption technology are in place in many other countries but the extent of regulation varies widely from country to country. Domestically, encryption technology is largely unregulated but law enforcement, intelligence and investigative agencies work closely with encryption technology developers to enable the US government to access encrypted data under certain conditions. We believe that quantum encryption and decryption products can be marketed to U.S. government agencies but that export opportunities may be limited. The National Security Agency (NSA) released the “Commercial National Security Algorithm Suite 2.0” (CNSA 2.0) Cybersecurity Advisory (CSA) to notify National Security Systems (NSS) owners, operators and vendors of the future quantum-resistant (QR) algorithms requirements for NSS — networks that contain classified information or are otherwise critical to military and intelligence activities.

Incentives

In December 2018, Congress passed, and President Trump signed, the National Quantum Initiative Act (the “Quantum Act”), which was signed into law on December 21, 2018. The purpose of the Quantum Act is to “ensure the continued leadership of the United States in quantum information science” and to develop a unified national strategy for researching quantum information science. The Quantum Act authorizes a National Quantum Coordination Office inside the White House’s Office of Science and Technology Policy to help coordinate research between agencies, serve as the federal point of contact and promote private commercialization of federal research breakthroughs over the next decade. In addition, President Trump announced the formation of a National Quantum Initiative consisting of key technology companies working in the field of quantum computing. The Company is a member of that Initiative and is also a member of the Quantum Economic Development Council.

The Quantum Act also authorized the creation of five National Quantum Information Science Research Centers within the Department of Energy and research and education centers in the National Science Foundation. The Quantum Act also anticipated the eventual creation of industry standards for QIS development, new research grant funding and increased collaboration with the private sector, to date those standards and industry funding opportunities have not materialized.

In August 2022 Congress passed, and President Biden signed, the Creating Helpful Incentives to Produce Semiconductors Act of 2022 (the “CHIPS Act”). The CHIPS Act was designed to address the global computer chip shortage and attract chip manufacturing, and innovation to the United States. The CHIPS Act is a $280 billion spending package aimed at encouraging the growth of the US-based semiconductor industry. To assist in securing the domestic chip supply, the CHIPS Act provides $52.7 billion for American semiconductor research, development, manufacturing, and workforce development. The Company is pursuing programs under the CHIPS Act as a potential avenue to finance a photonic chip manufacturing facility.

Recent Developments

On August 15, 2022, BV Advisory Partners, LLC (the “Plaintiff”) filed a complaint in the Court of Chancery of the State of Delaware naming the Company and certain of its directors and officers (among others) as defendants (the “Lawsuit”). BV Advisory Partners, LLC v. Quantum Computing Inc., et al., C.A. No. 2022-0719-VCG (Del. Ch.). The Plaintiff is seeking, among other relief, monetary damages for an alleged breach of the Note Purchase Agreement between the Plaintiff and QPhoton, Inc., the predecessor in interest to Qphoton, LLC, a wholly-owned subsidiary of the Company, as well as monetary damages for breach of an alleged binding letter of intent among Barksdale Global Holdings, LLC, Inference Ventures, LLC and QPhoton, Inc. The Company believes that the Plaintiff’s claims have no merit and intends to defend itself vigorously. Moreover, the Company believes that numerous alleged facts and characterizations set forth in the Plaintiff’s complaint are false, misleading and intentionally designed to damage the Company’s reputation, and the Company categorically rejects those alleged facts and characterizations. The Plaintiff’s key principal, Keith Barksdale, misrepresented his role with QPhoton, Inc. during the early stages of the Company’s negotiations with respect to the acquisition of QPhoton. The Company believes that Mr. Barksdale misrepresented his role in order to arrogate to Plaintiff and related parties an undue portion of the consideration payable to QPhoton’s stockholders. In addition to defending itself vigorously against the allegations in the Lawsuit, the Company is evaluating its rights and remedies against the Plaintiff and related parties.

QPhoton Merger

On May 19, 2022, the Company, Project Alpha Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), Project Alpha Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II” and, together with Merger Sub I, the “Merger Subs”), QPhoton, Inc., a Delaware corporation (“QPhoton”), and Yuping Huang, the principal stockholder of QPhoton (“Dr. Huang”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the Company agreed to acquire QPhoton through a series of merger transactions (collectively with the other transactions contemplated by the Merger Agreement, the “QPhoton Merger”).

On June 16, 2022, the Company, the Merger Subs, QPhoton and Dr. Huang, having met or waived all conditions precedent, consummated the closing for the QPhoton Merger pursuant to the terms of the Merger Agreement (the “Closing”). At the Closing, Merger Sub I merged with and into QPhoton, with QPhoton surviving the merger as a wholly-owned subsidiary of the Company, immediately after which QPhoton merged with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly-owned subsidiary of the Company (subsequently renamed QPhoton LLC). The merger consideration paid to the stockholders of QPhoton (the “Merger Consideration”) consisted of (i) 5,802,206 shares of Common Stock, (ii) 2,377,028 shares of Series B Preferred Stock, with 175,035 of the shares of Series B Preferred Stock being held in escrow for six months following the Closing to secure Dr. Huang’s indemnification obligations under the Merger Agreement, pursuant to an escrow agreement entered into at the Closing by and among the Company, Dr. Huang and Worldwide Stock Transfer, LLC (the “Escrow Agreement”), and (iii) warrants (the “Warrants”) to purchase up to 7,028,337 shares of Common Stock.

In connection with the QPhoton Merger, the Company and certain securityholders of QPhoton holding more than 50% of the outstanding shares of QPhoton common stock (the “Key QPhoton Stockholders”) entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which, among other things, following the Closing, (i) Dr. Huang (or, if Dr. Huang holds less than a majority of the shares of Common Stock issued in the QPhoton Merger, the holders of a majority of the shares of Common Stock issued in the QPhoton Merger) is entitled to designate three directors for nomination for election to the board of directors of the Company and (ii) each stockholder party to the Stockholders Agreement agrees to vote in favor of and consent to each such designee in connection with each vote taken or written consent executed in connection with the election of directors to the board of directors of the Company. The Stockholders Agreement will terminate at such time as the Key QPhoton Stockholders hold less than 18% of the shares of Common Stock held by the Key QPhoton Stockholders as of the Closing date.

In connection with the QPhoton Merger, the Company and the stockholders of QPhoton immediately prior to the Closing entered into a Registration Rights and Lock-Up Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, the Company is required to file, within 90 days following the Closing date, a registration statement to register the resale of the shares of Common Stock to be issued in connection with the QPhoton Merger (including the shares into which the Series B Preferred Stock is convertible and the Warrants are exercisable) (collectively, the “Registrable Securities”). This Registration Statement is being filed to comply with the Company’s obligations under the Registration Rights Agreement. The stockholders party to the Registration Rights Agreement also have rights to require underwritten shelf takedowns, subject to certain requirements and customary conditions.

The stockholders party to the Registration Rights Agreement also agreed (i) until the six month anniversary of the Closing Date, not to transfer the Registrable Securities held by them, and (ii) during the period between the six month anniversary of the Closing date and the first anniversary of the Closing date, to transfer on any trading day no more than, in the aggregate, 10% of the average daily trading volume of the Common Stock for then then-preceding five trading day period, in each case subject to certain exceptions.

On June 14, 2022, in connection with the QPhoton Merger, the board of directors of the Company appointed Dr. Huang to serve as the Company’s Chief Quantum Officer and as a member of the board of directors of the Company, effective as of the Closing Date. At the Closing, the Company entered into an employment agreement (the “Huang Employment Agreement”) with Dr. Huang, whereby Dr. Huang assumed the role of Chief Quantum Officer of the Company. The Huang Employment Agreement is for an indefinite term and may be terminated with or without cause.

Pursuant to the Huang Employment Agreement, Dr. Huang will receive an annual base salary of $400,000 (the “Base Salary”). Dr. Huang shall be eligible to earn an annual cash bonus in an amount of up to thirty percent (30%) of Base Salary, subject to achieving certain performance milestones that are to be established and approved by the Board. Pursuant to the Huang Employment Agreement, Dr. Huang was granted a stock option to purchase up to 400,000 shares of the Company’s common stock (the “Huang Stock Options”). The Huang Stock Options shall vest as follows (i) 100,000 options shall vest immediately upon grant (ii) 100,000 options shall vest on the 12-month anniversary of the date of grant (iii), 100,000 options shall vest on the 24-month anniversary of the date of grant, and (iv) 100,000 options shall vest on the 36-month anniversary of the date of grant. Upon termination of Dr. Huang without cause, the Company shall pay or provide to Dr. Huang severance pay equal to his then current monthly base salary for twelve (12) months from the date of termination. As a full-time employee of the Company, Dr. Huang will be eligible to participate in all of the Company’s benefit programs.

Series B Preferred Stock

On June 14, 2022, in connection with the QPhoton Merger, the Company filed a Certificate of Designation (the “Certificate of Designation”) with the Secretary of State of the State of Delaware designating 3,079,864 shares of preferred stock as the Series B Preferred Stock. The following is a summary description of those terms and the general effect of the issuance of the shares of Series B Preferred Stock on the Company’s other classes of securities:

Each share of Series B Preferred Stock will initially be convertible into ten shares of Common Stock, subject to customary adjustments for stock dividends, stock splits, reclassifications and the like. The Certificate of Designation provides that, unless and until stockholder approval authorizing the issuance of the shares of Common Stock underlying the Series B Preferred Stock (the “Stockholder Approval”) is obtained, no shares of Series B Preferred Stock may be converted into shares of Common Stock to the extent that such issuance, taken together with the issuance of all other shares of Common Stock pursuant to the Merger Agreement (as defined above), would breach the Company’s obligations under the Nasdaq listing rules.

Stockholder Approval was obtained on September 21, 2022 and all outstanding shares of Series B Preferred Stock were automatically converted into shares of Common Stock.

On September 23, 2022, Quantum Computing Inc. (the “Company”) entered into a note purchase agreement (the “NPA”) with Streeterville Capital, LLC (the “Investor”), pursuant to which the Investor purchased an unsecured promissory note (the “Note”) in the initial principal amount of $8,250,000.

The Note bears interest at 10% per annum. The maturity date of the Note is 18 months from the date of its issuance (the “Maturity Date”). The Note carries an original issue discount of $750,000, which is included in the principal balance of the Note. If the Company elects to prepay the Note prior to the Maturity Date, it must pay to Investor 120% of the portion of the Outstanding Balance the Company elects to prepay.

Beginning on the date that is six (6) months after the issuance date of the Note, the Investor has the right to redeem up to $750,000 of the outstanding balance of the Note per month (“Redemption Amount”) by providing written notice to the Company (“Redemption Notice”). Upon receipt of any Redemption Notice, the Company shall pay the applicable Redemption Amount in cash to the Investor within three (3) trading days of the Company’s receipt of such Redemption Notice. No prepayment premium shall be payable in respect of any Redemption Amount.

Pursuant to the terms of the NPA, the parties provided customary representations and warranties to each other. Also, until amounts due under the Note are paid in full, the Company agreed, among other things, to: (i) timely make all filings under the Securities Exchange Act of 1934, (ii) ensure the Common Stock continues to be listed on the Nasdaq Capital Market (“Nasdaq”) (iii) ensure trading in Company’s Common Stock will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s principal trading market, (iv) ensure Company will not make any Restricted Issuance (as defined in the Note) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, (v) ensure Company shall not enter into any agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company from entering into certain additional transactions with the Investor, and (vi) with the exception for Permitted Liens (as defined in the Note) ensure Company will not pledge or grant a security interest in any of its assets without Investor’s prior written consent, which consent may be granted on withheld in Investor’s sole and absolute discretion.

The Note set forth certain standard events of default (such event, an “Event of Default”) that generally, if uncured within seven (7) trading days, may result in the discretion of the Investor in certain penalties under the terms of the Note. In this regard, upon an Event of Default, Investor may accelerate the Note by written notice to the Company, with the outstanding balance becoming immediately due and payable in cash at the Mandatory Default Amount (as defined in the Note). Additionally, upon written notice given by Investor to the Company, interest shall accrue on the Outstanding Balance beginning on the date the applicable Event of Default occurred at an interest rate equal to the lesser of fifteen percent (15%) per annum simple interest or the maximum rate permitted under applicable law upon an Event of Default.

ACM and Revere Securities, LLC served as the placement agents on the transaction and received $495,000 in the aggregate.

On October 13, 2022, BV Advisory filed a petition for appraisal of its QPhoton shares in the Delaware Court of Chancery.

For additional information related to this transaction, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 21, 2022 which is incorporated by reference herein.

Risks

We are subject to a number of risks. You should read the “Risk Factors” section of this prospectus beginning on page 14, as well as the Company’s most recent annual 10K filing with the SEC for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

Corporate Information

The Company was incorporated in the State of Nevada on July 25, 2001, as Ticketcart, Inc. On July 25, 2007, Ticketcart, Inc. acquired Innovative Beverage Group, Inc. and changed its name to Innovative Beverage Group Holdings, Inc. (“IBGH”). In 2013, IBGH ceased operations. On August 28, 2017, the North Carolina Court, Superior Court Division (the “North Carolina Court”), appointed an exclusive Receiver (the “Receiver”) over the Company. On October 4, 2017 the Receiver filed Articles of Incorporation in North Carolina for Innovative Beverage Group Holdings, Inc., a wholly-owned subsidiary of the Company (“IBGH North Carolina”). On October 26, 2017, Innovative Beverage Group, Inc. redomiciled to North Carolina.

On February 21, 2018, the Company filed Articles of Conversion in North Carolina to convert the Company to a Delaware corporation with the name changed to Quantum Computing Inc. On February 22, 2018, the Company filed a Certificate of Conversion in Delaware to convert to a Delaware corporation with the name changed to Quantum Computing Inc. and re-domiciled to the state of Delaware on February 23, 2018.

Our executive offices are located at 215 Depot Court SE, Suite 215, Leesburg, VA 20175, and our telephone number is (703) 436-2121. Our corporate website is www.quantumcomputinginc.com. Information appearing on our website is not part of this prospectus.

Offerings Under This Prospectus

Under this prospectus, we may offer shares of our common stock, preferred stock, various series of debt securities and/or warrants, either individually or in units, with a total value of up to $100,000,000, from time to time at prices and on terms to be determined by market conditions at the time of the offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we offer securities through agents or underwriters, we will include in the applicable prospectus supplement:

●	the names of those agents or underwriters;

●	applicable fees, discounts and commissions to be paid to them;

●	details regarding over-allotment options, if any; and

●	the net proceeds to us.

RISK FACTORS

Please carefully consider the risk factors described in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition.

Risks Related to Our Financial Condition and Status as an Early-Stage Company

We are in our early stages and have a limited operating history, which makes it difficult to forecast our future results of operations.

Quantum Computing was formed in 2018 and merged with QPhoton in June 2022. As a result of our limited operating history, our ability to accurately forecast the future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our ability to generate revenues will largely be dependent on our ability to develop and produce photonic quantum computers with increasing processing capability. Our technical roadmap may not be realized as quickly as hoped, or even at all. As a result, our historical results should not be considered indicative of our future performance. Further, in future periods, our growth could slow or decline for a number of reasons, including but not limited to slowing demand for our quantum solutions, increased competition, changes to technology, inability to scale up our technology, a decrease in the growth of the market, or our failure, for any reason, to continue to take advantage of growth opportunities.

We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Our success as a business ultimately relies upon fundamental research and development breakthroughs in the coming years. There is no certainty these research and development milestones will be achieved as quickly as hoped, or even at all.

We have a history of operating losses and expect to incur significant expenses and continuing losses for the foreseeable future.

We incurred net losses each year since 2018 and we believe that we will continue to incur operating and net losses each quarter until at least the time we begin generating significant revenue from our quantum computers, which may never occur. Even with significant production, our products and services may never become profitable.

We expect the rate at which we will incur losses to be significantly higher in future periods as we continue to incur significant expenses in connection with the design, development and manufacturing of our quantum computers; and as we expand our research and development activities; invest in manufacturing capabilities; build up inventories of components for our quantum computers; increase our sales and marketing activities; develop our infrastructure; and increase our general and administrative functions to support our growing operations and our being a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material effect on our business, financial condition or results of operations. Our business model is unproven and may never allow us to cover our costs.

We may not be able to scale our business quickly enough to meet customer and market demand, which could result in lower profitability or cause us to fail to execute on our business strategies.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. However, commercial demand for quantum computing products and services may never develop. There are significant technological challenges associated with developing, producing, marketing and selling services in the advanced technology industry, including our services, and we may not be able to resolve all of the difficulties that may arise in a timely or cost-effective manner, or at all. We may not be able to cost effectively manage production at a scale or quality consistent with customer demand in a timely or economical manner.

Our ability to scale is dependent also upon components we must source from multiple countries, including China. Shortages or supply interruptions in any of these components will adversely impact our ability to deliver revenues.

If large-scale development of our quantum computers commences, our computers may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair and design changes. Our quantum computers are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our computers. There can be no assurance that we will be able to detect and fix any defects in our quantum computers in a timely manner that does not disrupt our services to our customers. If our technology fails to perform as expected, customers may seek out a competitor or turn away from quantum computing entirely, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations. If defects in our technology lead to erroneous outputs, third parties relying on those outputs may draw from them erroneous conclusions, creating a risk that we will be liable to those third parties.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition, profitability and results of operations could be adversely affected.

Even if the market in which we compete achieves its anticipated growth levels, our business could fail to grow at similar rates, if at all.

Our success will depend upon our ability to expand, scale our operations, and increase our sales and support capability. Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all.

Our growth is dependent upon our ability to successfully expand our solutions and services, retain customers, bring in new customers and retain critical talent. Unforeseen issues associated with scaling up and constructing quantum computing technology at commercially viable levels could negatively impact our business, financial condition and results of operations.

Our growth is dependent upon our ability to successfully market and sell our quantum computing services and solutions. We do not have experience with the large-scale production and sale of quantum computing technology. Our growth and long-term success will depend upon the development of our sales and retention capabilities.

Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available, and may never be available. If we experience delays in adding such support capacity or servicing our customers efficiently, or experiences unforeseen issues with the reliability of our technology, we could overburden our servicing and support capabilities. Similarly, increasing the number of our products and services would require us to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand.

There is no assurance that we will be able to ramp our business to meet our sales, manufacturing, installation, servicing and quantum computing targets globally, that expected growth levels will prove accurate or that the pace of growth or coverage of our customer infrastructure network will meet customer expectations. Failure to grow at rates similar to that of the quantum computing industry may adversely affect our operating results and ability to effectively compete within the industry.

We may not manage growth effectively.

Our failure to manage growth effectively could harm our business, results of operations and financial condition. We anticipate that a period of significant expansion will be required to address potential growth. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources and there is no guarantee that they will generate additional sales of our products or services, or that we will be able to avoid cost overruns or be able to hire additional personnel to support us. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain a qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations and may need additional capital sooner than planned to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available. If we are unable to raise additional funding when needed, we may be required to delay, limit or substantially reduce our development efforts.

Our business and future plans for expansion are capital-intensive, and we will require additional capital for equipment and facilities for hardware manufacturing and nanophotonic chip fabrication. The specific timing of cash inflows and outflows may fluctuate substantially from period to period. We will require a significant amount of cash for expenditures as we invest in ongoing research and development and business operations. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources. Such financings may result in dilution to stockholders, issuance of securities with priority as to liquidation and dividend and other rights more favorable than common stock, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business. Any funds we raise may not be sufficient to enable us to continue to implement our long-term business strategy. Further, our ability to raise additional capital may be adversely impacted by worsening global economic conditions and the recent disruptions to and volatility in the credit and financial markets in the United States and worldwide resulting from the ongoing COVID-19 pandemic and military conflict with Russia and Ukraine and the related sanctions imposed against Russia. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans.

There can be no assurance that financing will be available to we on favorable terms, or at all. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement our growth plans and we may be required to delay, limit or substantially reduce our quantum computing development efforts. Our ability to raise additional capital through the sale of securities could be significantly impacted by the resale of our securities by holders of our securities which could result in a significant decline in the trading price of our securities and potentially hinder our ability to raise capital at terms that are acceptable to us or at all.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the QPhoton Merger or other ownership changes.

We have incurred losses during our history, do not expect to become profitable in the near future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all.

Under current law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards in taxable years beginning after December 31, 2020, is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the current law.

In addition, our net operating loss carryforwards are subject to review and possible adjustment by the IRS, and state tax authorities. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the “Code”), our federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in the ownership of the Company. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Our ability to utilize our net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the QPhoton Merger or other transactions. Similar rules may apply under state tax laws. We have not yet determined the amount of the cumulative change in our ownership resulting from the Business Combination or other transactions, or any resulting limitations on our ability to utilize our net operating loss carryforwards and other tax attributes.

If we earn taxable income, such limitations could result in increased future income tax liability and our future cash flows could be adversely affected. We have recorded a valuation allowance related to our net operating loss carryforwards and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.

Risks Related to Our Business and Industry

We have not produced quantum computers with high qubit counts at volume and we face significant barriers in our attempts to produce quantum computers, including the need to invent and develop new technology. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

Producing quantum computers is a difficult undertaking. There are significant engineering challenges that we must overcome to build our quantum computers. We are still in the development stage and face significant challenges in completing development of our quantum computers and in producing quantum computers in sufficient volumes. Even if we complete development and achieve volume production of our quantum computers, if the cost, accuracy, performance characteristics or other specifications of the quantum computer fall short of our expectations, our business, financial condition and results of operations would be adversely affected.

The performance capabilities of the Company’s Core Technology will depend on the development and production of “Quantum Chips” to achieve scale, performance and cost. There is significant development and Intellectual property risk in the specification, design and development of quantum chips and our multi-year plans could be impacted by lack of funding, competition or even unknown core technology factors intrinsic to the work. This would limit the ability of the Company to scale its commercial growth to expected levels over the longer term and the company could lose momentum

Our projections are dependent on the cost per qubit decreasing over the next several years as our quantum computers advance. These cost projections are based on economies of scale due to demand for our computer systems, technological innovation and negotiations with third-party parts suppliers. If these cost savings do not materialize, the cost per qubit may be higher than projected, making our quantum computing solution less competitive than those produced by our competitors, which could have a material effect on our business, financial condition or results of operations.

If our products and services fail to deliver customer value to a broader range of customers than classical approaches, our business, financial condition and future prospects may be harmed.

“Quantum advantage” refers to the moment when a quantum computer can compute faster than existing classical computers, while quantum supremacy is achieved once quantum computers are powerful enough to complete calculations that traditional supercomputers cannot perform at all. Broad quantum advantage is when quantum advantage is seen in many applications and developers prefer quantum computers to a traditional computer. No current quantum computers have reached a broad quantum advantage, and they may never reach such advantage. Achieving a broad quantum advantage will be critical to the success of any quantum computing company, including us. However, achieving quantum advantage would not necessarily lead to commercial viability of the technology that accomplished such advantage, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine a quantum advantage. As quantum computing technology continues to mature, broad quantum advantage, and quantum supremacy, may take decades to be realized, if ever. If we cannot develop quantum computers that have quantum advantage, customers may not continue to purchase our products and services. If other companies’ quantum computers reach a broad quantum advantage prior to the time we reach such capabilities, it could lead to a loss of customers. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

The quantum computing Industry is competitive on a global scale and we may not be successful in competing in this industry or establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

Since the acquisition of QPhoton, our business strategy has broadened to include the manufacture of several lines of hardware in addition to the underlying software. As a result, the markets in which we now operate are rapidly evolving and highly competitive. As the marketplace continues to mature and new technologies and competitors enter, we expect competition to intensify. Our current competitors include:

●	large, well-established tech companies that generally compete across our products, including Quantinuum, Google, Microsoft, Amazon, IonQ, Rigetti Computing, and IBM;

●	large research organizations funded by sovereign nations such as China, Russia, Canada, Australia and the United Kingdom, and those in the European Union and additional countries may decide to fund quantum computing programs in the future;

●	less-established public and private companies with competing technology, including companies located outside the United States; and

●	new or emerging entrants seeking to develop competing technologies.

●	The industry might recognize the intrinsic advantages of quantum nanophotonics in information processing applications and our competitors could shift to a more direct competitive approach using similar technologies, even with strong IP protection.

We compete based on various factors, including technology, performance, multi-cloud availability, brand recognition and reputation, customer support and differentiated capabilities, including ease of administration and use, scalability and reliability, data governance and security. Many of our competitors have substantially greater brand recognition, customer relationships, and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices. In addition, many countries are focused on developing quantum computing solutions either in the private or public sector and may subsidize quantum computers which may make it difficult for us to compete. Many of these competitors do not face the same challenges we do in growing our business. In addition, other competitors might be able to compete with us by bundling their other products in a way that does not allow us to offer a competitive solution.

Additionally, we must be able to achieve our objectives in a timely manner lest quantum computing lose ground to competitors, including competing technologies. Because there are a large number of market participants, including certain sovereign nations, focused on developing quantum computing technology, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations, and financial condition.

We rely on access to high performance third party classical computing through public clouds and high performance computing centers to deliver quantum solutions to customers. We may not be able to maintain connectivity with these resources which could make it harder for us to reach customers or deliver solutions in a cost-effective manner.

Our quantum solutions may from time to time incorporate high performance classical computing through public clouds to provide services to end users and our partners. These services are predominantly on AWS at the present time.

Any material change in our contractual and other business relationships with AWS or other cloud providers, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Further, if our contractual and other business relationships with our partners are terminated or suspended, either by our partner or by us, or suffer a material change to which we are unable to adapt, such as the elimination of services or features on which we depend, we would be unable to provide our quantum computing solutions business at the same scale and would experience significant delays and incur additional expense in transitioning customers to a different public cloud provider.

We depend on certain suppliers to source products. Failure to maintain our relationship with any of these suppliers, or a failure to replace any of these suppliers, could have a material adverse effect on our business, financial position, results of operations and cash flows.

We buy our products and supplies from companies that manufacture and source products from the United States and abroad. Our ability to develop and maintain relationships with qualified suppliers who can satisfy our standards for quality and delivery in a timely and efficient manner is a significant challenge. Any failure to maintain our relationship with any of our largest suppliers, or a failure to replace any such supplier that is lost, could have a material adverse effect on our business, financial position, results of operations and cash flows.

We may be required to replace a supplier if their products do not meet our quality or safety standards, or if the United States government imposes restrictions on trade with certain countries, such as China. In addition, our suppliers could discontinue selling products at any time for reasons that may or may not be in our control or the suppliers’ control, including shortages of raw materials, environmental and social supply chain issues, pandemic, labor disputes or weather conditions. Disruptions in transportation lines or the ongoing military conflict involving Russia and Ukraine may also cause global supply chain issues that affect us or our suppliers. We generally have multiple sources of supply, however, in some cases, materials are provided by a single supplier. The loss of, or substantial decrease in the availability of, products from our suppliers, or the loss of a key supplier, temporarily or permanently, could result in a material shortage of products, which could lead to price escalations that we may be unable to offset by our prices to our customers. When supply chain issues are later resolved and prices return to normal levels, we may be required to reduce the prices at which we sell our products to our customers in order to remain competitive. In addition, even where these risks do not materialize, we may incur costs as we prepare contingency plans to address such risks. Our operating results and inventory levels could suffer if we are unable to promptly replace a supplier who is unwilling or unable to satisfy our requirements with a supplier providing similar products. In addition, our suppliers’ ability to deliver products may also be affected by raw material and commodity cost volatility or financing constraints caused by credit market conditions, which could materially and negatively impact our net sales and operating costs, at least until alternate sources of supply are arranged. Any delay or unavailability of key products required for our development activities could delay or prevent us from further developing our systems and applications on our expected timelines or at all.

Our systems depend on the use of certain development tools, supplies, and equipment. If we are unable to procure the necessary tools, supplies and equipment to build our quantum systems, or are unable to do so on a timely and cost-effective basis, and in sufficient quantities, we may incur significant costs or delays which could negatively affect our operations and business.

There are limited suppliers to sources of materials which may be necessary for the production of our technology. We are currently reliant on a single or small number of suppliers for certain resources. While we are currently looking to engage additional suppliers, they are limited in number and there is no guarantee we will be able to establish or maintain relationships with such additional suppliers on terms satisfactory to us. Reliance on any single supplier increases the risks associated with being unable to obtain the necessary components because the supplier may have manufacturing constraints, can be subject to unanticipated shutdowns and/or may be affected by natural disasters and other catastrophic events. Some of these factors may be completely out of our and our suppliers’ control. Failure to acquire sufficient quantities of the necessary components in a timely or cost-effective manner could materially harm our business.

In order to compete, we must attract, retain and motivate key associates, and the failure to do so could have an adverse effect on our business, financial condition and results of operations.

We depend on our executive officers and management team to run our business. As we develop new business models and new ways of working, we will need to develop suitable skill sets within our organization. In addition, our future success depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees that have highly technical set of skills to create the hardware and software that will drive quantum results. The current market for such positions is highly competitive. Qualified individuals are in high demand and we may incur significant costs to attract and retain them. Moreover, the loss of any of our senior management or other key employees or our inability to recruit and develop mid-level managers could materially and adversely affect our ability to execute our business plan and we may be unable to find adequate replacements.

Even if we are successful in developing quantum computing systems and executing our strategy, competitors in the industry may achieve technological breakthroughs which render our quantum computing systems obsolete or inferior to other products.

Our continued growth and success depend on our ability to innovate and develop quantum computing technology in a timely manner and effectively market these products. Without timely innovation and development, our quantum computing solutions could be rendered obsolete or less competitive by changing customer preferences or because of the introduction of a competitor’s newer technologies. We believe that many competing technologies will require a technological breakthrough in one or more problems related to science, fundamental physics or manufacturing. While it is uncertain whether such technological breakthroughs will occur in the next several years that does not preclude the possibility that such technological breakthroughs could eventually occur. Any technological breakthroughs which render our technology obsolete or inferior to other products, could have a material effect on our business, financial condition or results of operations.

The quantum computing industry is in its early stages and volatile, and if it does not develop, if it develops slower than we anticipate, if it encounters negative publicity or if our quantum computing solution does not achieve commercial adoption, the growth of our business will be harmed.

The nascent market for quantum computers is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If demand for quantum computers in general does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

In addition, our growth and future demand for our products is highly dependent upon the adoption by developers and customers of quantum computers, as well as on our ability to demonstrate the value of quantum computing to our customers. Delays in future generations of our quantum computers or technical failures at other quantum computing companies could limit acceptance of our solution. Negative publicity concerning our solution or the quantum computing industry as a whole could limit acceptance of our solution. We believe quantum computing will solve many large-scale problems. However, such problems may never be solvable by quantum computing technology. If our customers and partners do not see the benefits of our solution, or if our solution does not drive commercial sales, then demand for our products may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition or results of operations.

We could suffer disruptions, outages, defects and other performance and quality problems with our quantum computing systems, our production technology partners or with the public cloud, data centers and internet infrastructure on which we rely.

Our business depends on our quantum computing systems being available through the cloud with a high level of reliability. We have experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with our systems. We have also experienced, and may in the future further experience, disruptions, outages, defects and other performance and quality problems with the public cloud and internet infrastructure on which our systems rely. These problems can be caused by a variety of factors, including failed introductions of new functionality, vulnerabilities and defects in proprietary and open- source software, hardware components, human error or misconduct, capacity constraints, design limitations or denial of service attacks or other security- related incidents. We do not have a contractual right with our public cloud providers that compensates us for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with our quantum computing system or with the public cloud and internet infrastructure on which we rely, could result in reduced use of our systems, increased expenses, including service credit obligations, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our future growth and success depends on our ability to sell effectively to government entities and large enterprises.

Our potential customers are likely to include government agencies and large commercial enterprises. Therefore, our future success will depend on our ability to effectively sell our products to such customers. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to non-governmental agencies or smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with us and (ii) longer sales cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions. Sales to government agencies may be limited to specific contract vehicles, which we do not currently have. In addition, government contracts generally include the ability of government agencies to terminate early which, if exercised, would result in a lower contract value and lower than anticipated revenues.

Our quantum computing systems may not be compatible with some or all industry-standard software and hardware in the future, which could harm our business.

Since the acquisition of QPhoton, we will be focusing more of our efforts on creating quantum computing hardware, in addition to refining the software development platform to access our hardware, and application programing interfaces (“APIs”) to access our systems. The industry is rapidly evolving, and customers have many choices for programming languages, some of which may not be compatible with our own APIs. Our quantum computing solutions development platform is designed today to be compatible with most major software languages. If a proprietary (not open source) software toolset became the standard for quantum application development in the future by a competitor, usage of our hardware might be limited as a result which would have a negative impact on the Company. Similarly, if a piece of hardware became a necessary component for quantum computing (for instance, quantum networking) and we cannot integrate with, the result might have a negative impact on the Company.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.

We may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract our management team from our current operations. If such strategic transactions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all, and such transactions may adversely affect our liquidity and capital structure. Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, we may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business. We may experience unexpected changes in how we are required to account for strategic transactions pursuant to U.S. GAAP and may not achieve the anticipated benefits of any strategic transaction. We may incur unexpected costs, claims or liabilities that we incur during the strategic transaction or that we assume from the acquired company, or we may discover adverse conditions post acquisition for which we have limited or no recourse.

Unfavorable conditions in our industry or the global economy, could limit our ability to grow our business and negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations, international trade relations, pandemics (such as the COVID-19 pandemic), political turmoil, natural catastrophes, warfare, and terrorist attacks on the United States or elsewhere, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the growth of our business. In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to it. Moreover, our key suppliers may reduce their output or become insolvent, thereby adversely impacting our ability to manufacture our products.

Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Government actions and regulations, such as tariffs and trade protection measures, may limit our ability to obtain products from our suppliers or sell our products and services to customers. Political challenges between the United States and countries in which our suppliers are located, and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and those countries and other macroeconomic issues could adversely impact our business. The United States administration has announced tariffs on certain products imported into the United States, and some countries have imposed tariffs in response to the actions of the United States. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States or other countries that could have a material adverse effect on our business. Our technology may be deemed a matter of national security and as such our customer base may be tightly restricted. We may accept government grants that place restrictions on the business’ ability to operate.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and share price.

The global economy, including credit and financial markets, has experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, increases in inflation rates, higher interest rates and uncertainty about economic stability. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Similarly, the ongoing military conflict between Russia and Ukraine has created extreme volatility in the global capital markets and is expected to have further global economic consequences, including disruptions of the global supply chain and energy markets. Any such volatility and disruptions may have adverse consequences on us or the third parties on whom we rely. If the equity and credit markets deteriorate, including as a result of political unrest or war, it may make any necessary debt or equity financing more difficult to obtain in a timely manner or on favorable terms, more costly or more dilutive. Increased inflation rates have and are expected to adversely affect us by increasing our costs, including labor and employee benefit costs, and costs for equipment and system components associated with system development. In addition, higher inflation could also increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our systems. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

We are subject to governmental export and import controls that could impair our ability to compete in international markets due to licensing requirements and subject us to liability if we are not in compliance with applicable laws.

Our products and technologies are subject to U.S. export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Controls. U.S. export control and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies, and services to U.S. Government embargoed or sanctioned countries, governments, persons and entities. In addition, certain products and technology may be subject to export licensing or approval requirements. Exports of our products and technology must be made in compliance with export control and sanctions laws and regulations. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to substantial civil or criminal penalties, including the possible loss of export or import privileges; fines, which may be imposed on us and responsible employees or managers; and, in extreme cases, the incarceration of responsible employees or managers.

In addition, changes in our products or technologies or changes in applicable export or import laws and regulations may create delays in the introduction and sale of our products and technologies in international markets or, in some cases, prevent the export or import of our products and technologies to certain countries, governments or persons altogether. Any change in export or import laws and regulations, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such laws and regulations, could also result in decreased use of our products and technologies, or in our decreased ability to export or sell our products and technologies to existing or potential customers. Any decreased use of our products and technologies or limitation on our ability to export or sell our products and technologies would likely adversely affect our business, financial condition and results of operations.

We expect to incur significant costs in complying with these regulations. Regulations related to quantum computing are currently evolving and we face risks associated with changes to these regulations.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

We may become subject to product liability claims, even those without merit, which could harm our business prospects, operating results, and financial condition. We may face inherent risk of exposure to claims in the event our quantum computers do not perform as expected or malfunction. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product liability claim could generate substantial negative publicity about our quantum computers and business and inhibit or prevent commercialization of other future quantum computers, which would have material adverse effects on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Risks Related to Intellectual Property

Our failure to obtain, maintain and protect our intellectual property rights could impair our ability to protect and commercialize our proprietary products and technology and cause us to lose our competitive advantage.

Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend our intellectual property rights, including patents and trade secrets. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through nondisclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties.

However, we may not be able to prevent unauthorized use of our intellectual property. Our trade secrets may also be compromised, which could cause us to lose our competitive advantage. Third parties may attempt to copy or otherwise obtain, use or infringe our intellectual property.

Monitoring and detecting unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent infringement or misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm Our business, results of operations, and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio, and third parties may develop competitive offerings in a manner that leaves us with limited means to enforce our intellectual property rights against them.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of the United States.

Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.

Our inability to secure patent protection or enforce our patent rights could have a material adverse effect on our ability to prevent others from commercializing similar products or technology.

The application and registration of patents involves complex legal and factual questions. As a result, we cannot be certain that the patent applications that we files will result in patents being issued, or that our patents and any future patents that do issue will afford protection against competitors with similar technology. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology, and this may make it difficult for us to obtain certain patent coverage on our own. Any of our existing or pending patents may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

Even if our patent applications succeed, it is still uncertain whether these patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages. The intellectual property rights of others could bar us from licensing and exploiting any patents that issue from our pending applications, and the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that it needs to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards, or limit our ability to use certain key technologies in the future, all of which could harm our business.

Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation.

For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. Also, because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. The strength of our defenses will depend on the rights asserted, the interpretation of these rights, and our ability to invalidate the asserted rights. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense.

Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have an adverse effect on our business, financial condition or results of operations. Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Further, there could be public announcements of the intellectual property litigation, and if securities analysts, investors or others perceive the potential impact to be negative or risks to be substantial, it could have an adverse effect on the price of our common stock. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with securities that may be offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of securities under this prospectus for our operations and for other general corporate purposes, including, but not limited to, capital expenditures, general working capital and possible future acquisitions. We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds, if any, we receive in connection with securities offered pursuant to this prospectus for any purpose. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

PLAN OF DISTRIBUTION

General Plan of Distribution

We may sell the securities from time to time pursuant to underwritten public offerings, “at the market” offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities (1) to or through underwriters or dealers, (2) through agents or (3) directly to one or more purchasers, or through a combination of such methods. We may distribute the securities from time to time in one or more transactions at:

●	a fixed price or prices, which may be changed from time to time;

●	market prices prevailing at the time of sale;

●	prices related to the prevailing market prices; or

●	negotiated prices.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make re-sales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of the securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement information regarding any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

●	the purchase by an institution of the securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

●	if the securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq Capital Market. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the Nasdaq Capital Market or any securities market or other securities exchange of the securities covered by the prospectus supplement. We can make no assurance as to the liquidity of or the existence of trading markets for any of the securities.

In order to facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing the applicable security in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our Common Stock and certain provisions of our articles of incorporation and bylaws which will be in effect after the completion of this offering. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Delaware law.

The Company is authorized by its Certificate of Incorporation to issue an aggregate of 250,000,000 shares of common stock, $0.0001 par value per share (the “Common Stock”), and 10,000,000 shares of blank check preferred, of which 1,550,000 shares are designated as Series A Convertible Preferred Stock and 3,079,864 shares of preferred stock are designated as Series B Preferred Stock. As of October 26, 2022, 53,301,805 shares of Common Stock were issued and outstanding, 1,500,004 shares of Series A Convertible Preferred Stock were issued and outstanding, and 0 shares of Series B Preferred Stock were issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

Right to Receive Liquidation Distribution

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Preferred Stock in General

The preferred stock of the Company may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series of preferred stock will be set forth in resolutions adopted by the Board of Directors and a Certificate of Designation to be filed as required by Delaware law prior to issuance of any shares of the series. The Certificate of Designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the Board of Directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of preferred stock includes, but is not limited to, setting or changing the following:

●	The designation of the series and the number of shares constituting the series, provided that the aggregate number of shares constituting all series of preferred stock may not exceed 10,000,000;

●	The annual distribution rate on shares of the series, whether distributions will be cumulative and, if so, from which date or dates;

●	Whether the shares of the series will be redeemable and, if so, the terms and conditions of redemption, including the date or dates upon and after which the shares will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

●	The obligation, if any, of the Company to redeem or repurchase shares of the series pursuant to a sinking fund;

●	Whether shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

●	Whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of the voting rights;

Series A Convertible Preferred Stock

Series A Convertible Preferred Stock has a stated value of $5.775 per share (the “Stated Value”). Each holder of Series A Convertible Preferred Stock shall be entitled to receive, with respect to each share of Series A Convertible Preferred Stock then outstanding and held by such holder, dividends at the rate of ten percent (10%) per annum (the “Preferred Dividends”).

The Preferred Dividends shall accrue and be cumulative from and after the date of issuance of any share of Series A Convertible Preferred Stock on a monthly basis in in arrears. The Preferred Dividends are payable only when, as, and if declared by the Company and the Company has no obligation to pay such Preferred Dividends. The Company shall have the option in its sole discretion to pay any dividends owning on the Series A Preferred Stock in the form of Common Stock, at a price per share of Common Stock equal to the average of the Closing Sale Price of the Common Stock for the five (5) Trading Days preceding the applicable Dividend Payment Date (as defined in the Series A Designations).

The holders of Series A Preferred Stock rank senior with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company and all other shares of capital stock of the Company, including all other outstanding shares of preferred stock, shall be junior in rank to all Series A Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

The Company shall have the right (but not the obligation), following the date that is seven months after the issuance date, to redeem all or part of the Series A Preferred Stock. The redemption price per share of Series A Preferred Stock payable by the Company shall equal (i) for the period beginning on the date that is seven months after the issuance date and ending on the date that is two years after the issuance date, the product of 1.1 times the Stated Value, and (ii) for the period following the date that is two years after the issuance date, the Stated Value.

In addition, the Company will not take certain corporate actions without the affirmative vote at a meeting (or the written consent with or without a meeting) of the purchasers holding a majority of the shares of Series A Preferred Stock then outstanding.

Series B Preferred Stock

Each share of Series B Preferred Stock will initially be convertible into ten shares of Common Stock, subject to customary adjustments for stock dividends, stock splits, reclassifications and the like. The Certificate of Designation provides that, unless and until the Stockholder Approval is obtained, no shares of Series B Preferred Stock may be converted into shares of Common Stock to the extent that such issuance would breach the Company’s obligations under the Nasdaq listing rules. The Series B Preferred Stock will rank senior to the Common Stock, and junior to the Company’s outstanding Series A Convertible Preferred Stock, with respect to payment of dividends and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Company. No dividends will be payable on the Series B Preferred Stock, unless specifically declared by the Board. The holders of shares of Series B Preferred Stock will have no voting rights on account of the Series B Preferred Stock, other than certain protective provisions set forth in the Certificate of Designation, including with respect to certain matters affecting the rights of the Series B Preferred Stock and with respect to any voluntary liquidation or Change of Control (as defined in the Certificate of Designation) of the Company not approved by the Board of Directors.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Worldwide Stock Transfer, LLC with an address at One University Plaza, Suite 505, Hackensack, NJ 07601. Their phone number is (201) 820-2008.

Stock Market Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “QUBT.”

Warrants

As of October 26, 2022, there are 1,566,459 outstanding warrants to purchase our securities. The warrants have a weighted average exercise price of $6.93 and expire at various times between November 10, 2023 and August 18, 2025.

Options

As of October 26, 2022, there are 9,782,902 outstanding options to purchase our securities. The options have a weighted average exercise price of $3.45 and expire at various times between October 1, 2023 and October 17, 2027.

Dividends

We have not paid any cash dividends to our holders of Common Stock. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, which may be senior or subordinated. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

Each indenture will provide that debt securities may be issued from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies. Neither indenture will limit the amount of debt securities that may be issued thereunder, and each indenture will provide that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

●	the title or designation;

●	the aggregate principal amount and any limit on the amount that may be issued;

●	the currency or units based on or relating to currencies in which debt securities of such series are denominated and the currency or units in which principal or interest or both will or may be payable;

●	whether we will issue the series of debt securities in global form, the terms of any global securities and who the depositary will be;

●	the maturity date and the date or dates on which principal will be payable;

●	the interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the date or dates interest will be payable and the record dates for interest payment dates or the method for determining such dates;

●	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

●	the terms of the subordination of any series of subordinated debt;

●	the place or places where payments will be payable;

●	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

●	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

●	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

●	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves

●	whether we will be restricted from incurring any additional indebtedness;

●	a discussion on any material or special U.S. federal income tax considerations applicable to a series of debt securities;

●	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

General

We may issue warrants to our stockholders to purchase shares of our common stock, preferred stock and/or debt securities. We may offer warrants separately or together with one or more additional warrants, debt securities, common stock, or preferred stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the certificates relating to the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrant to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrant, warrant agreement or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and warrant certificate for additional information before you decide whether to purchase any of our warrants.

We will provide in a prospectus supplement the following terms of the warrants being issued:

●	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

●	the currency or currency units in which the offering price, if any, and the exercise price are payable;

●	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

●	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

●	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

●	if applicable, the exercise price for our debt securities, the amount of debt securities to be received upon exercise, and a description of that series of debt securities;

●	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

●	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

●	any applicable material U.S. federal income tax consequences;

●	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

●	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

●	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

●	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

●	information with respect to book-entry procedures, if any;

●	the anti-dilution provisions of the warrants, if any;

●	any redemption or call provisions;

●	whether the warrants may be sold separately or with other securities as parts of units; and

●	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Each warrant will entitle the holder to purchase for cash the principal amount of shares of common stock or other securities at the exercise price provided in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date provided in the applicable prospectus supplement.

Holders may exercise warrants as described in the applicable prospectus supplement. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock or other securities, as applicable, purchasable upon exercise of the warrants. If less than all of the warrants issued in any offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Warrant Agent

The warrant agent for any warrants we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

The following description, together with the additional information that we include in any applicable prospectus supplements summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

We may issue units consisting of common stock, preferred stock, one or more debt securities or warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security included in the unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

●	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

●	any provisions of the governing unit agreement that differ from those described below; and

●	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those set forth in any prospectus supplement or as described under “Description of Capital Stock,” “Description of Debt Securities,” and “Description of Warrants” will apply to each unit, as applicable, and to any common stock, debt security, or warrant included in each unit, as applicable.

Unit Agent

The name and address of the unit agent for any units we offer will be set forth in the applicable prospectus supplement.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL MATTERS

Lucosky Brookman LLP will pass upon the validity of the issuance of the securities to be offered by this prospectus.

EXPERTS

Our consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of those two years have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in its report incorporated by reference and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement of which this prospectus forms a part and its exhibits. Since this prospectus may not contain all of the information that you may find important, we urge you to review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, please read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act and, in accordance with these requirements, we file annual, quarterly and current reports, proxy statements, information statements, and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. In addition, we provide free access to these materials through our website, www.quantumcomputinginc.com, as soon as reasonably practicable after they are filed with or furnished to the SEC.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement and any prospectus supplement filed hereafter, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. The documents we are incorporating by reference are:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 15, 2022.

●	our definitive proxy statement filed with the SEC on August 12, 2022;

●	Our Quarterly Report on Form 10-Q for the three months ended June 30, 2022, filed with the SEC on August 15, 2022, and our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on May 23, 2022.

●	Our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 3, 2022, February 24, 2022, May 23, 2022, June 10, 2022, June 21, 2022, August 19, 2022, August 25, 2022, September 2, 2022, September 26, 2022 and September 28, 2022.

●	The description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on July 14, 2021, as amended, and any amendment or report filed with the SEC for the purpose of updating the description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Pursuant to Rule 412 under the Securities Act, any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Upon written or oral request made to us at the address or telephone number below, we will, at no cost to the requester, provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus (other than an exhibit to a filing, unless that exhibit is specifically incorporated by reference into that filing), but not delivered with this prospectus:

Quantum Computing Inc.

215 Depot Court SE, Suite 215

Leesburg, VA 20175

Telephone: (703) 436-2121

Prospectus Supplement

1,540,000 Shares of Common Stock

Titan Partners Group

a division of American Capital Partners

December 10, 2024